                                                                   EXHIBIT 10.35

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                                CREDIT AGREEMENT

                                  BY AND AMONG

                             TB WOOD'S CORPORATION.

                                   AS PARENT,

                                       AND

              EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

                                  AS BORROWERS,

                     THE LENDERS THAT ARE SIGNATORIES HERETO

                                 AS THE LENDERS,

                                       AND

                           WELLS FARGO FOOTHILL, INC.

                    AS THE ARRANGER AND ADMINISTRATIVE AGENT

                            DATED AS OF APRIL 5, 2007

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                                CREDIT AGREEMENT

          THIS CREDIT AGREEMENT (this "Agreement"), is entered into as of April 5, 2007, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), and WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Agent"), and TB WOOD'S CORPORATION, a Delaware corporation ("Parent"), and each of Parent's Subsidiaries identified on the signature pages hereof (Parent and such Subsidiaries are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers").

                                    RECITALS

          WHEREAS, on February 17, 2007, Altra Holdings, Inc. ("Altra Holdings") and its wholly owned subsidiary Forest Acquisition Corporation ("FAC"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Parent, pursuant to which FAC agreed to purchase shares of common stock of Parent for $24.80 per share;

          WHEREAS, in the Merger Agreement, FAC agreed to make a cash tender offer of $24.80 per share for all outstanding shares of TB Wood's common stock;

          WHEREAS, FAC commenced the tender offer (the "Tender Offer") on March 5, 2007;

          WHEREAS, FAC will acquire greater than 90% of the outstanding shares of Parent's common stock in the Tender Offer, and FAC and Parent will, after the execution of this Agreement, effect a statutory "short-form" merger pursuant to which FAC will be merged with and into Parent (the "Merger") and Parent will become a wholly-owned subsidiary of Altra Industrial Motion, Inc. ("Altra Industrial"), which is a wholly owned subsidiary of Altra Holdings;

          WHEREAS, Altra Industrial will issue $105,000,000 aggregate principal amount of 9% Senior Secured Notes due 2011 (the "Additional Notes") under a supplement (the "Indenture Supplement") to the Indenture dated as of November 30, 2004 (the "Indenture"), by and among Altra Industrial, the subsidiaries of Altra Industrial party thereto and the Trustee, pursuant to which Altra Industrial has previously issued $165,000,000 aggregate principal amount of senior secured notes;

          WHEREAS, Altra Holdings and Altra Industrial will fund the purchase price of the acquisition of the common stock of Parent through the net proceeds of the issuance of the Additional Notes, together with cash on hand and borrowings under the Altra Senior Credit Agreement; and

          WHEREAS, this Agreement is being entered into in connection with the refinancing of the indebtedness incurred under that certain Loan and Security Agreement dated as of January 7, 2005, by and among the Borrowers, TB Wood's Canada Ltd., Manufacturers and Traders Trust Company, as collateral agent and funding agent, PNC Bank, National Association, as administrative agent, and the lenders party thereto, as amended, restated or otherwise modified to date (the "M&T Facility").

          The parties agree as follows:

1.   DEFINITIONS AND CONSTRUCTION.

     1.1 DEFINITIONS. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

     1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. In the event of any change in GAAP that occurs after the date of this Agreement that would affect the calculation or application of the financial or other covenants contained herein, Agent and Borrowers agree to negotiate to amend such financial or other covenants (or the definitions used therein) to eliminate the effect of such change and no Event of Default shall be deemed to exist solely as a result of such change in GAAP during the period prior to the effectiveness of such amendment; provided,. that such financial or other covenants shall continue to be calculated in the manner provided immediately prior to such change until such amendment has been executed by Borrowers and the Required Lenders. When used herein, the term "financial statements" shall include the notes and schedules thereto, if any. Whenever the term "Borrowers" or the term "Parent" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their Subsidiaries or Parent and its Subsidiaries, as applicable, on a consolidated basis unless the context clearly requires otherwise.

     1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein, provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.

     1.4 CONSTRUCTION. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the terms "includes" and "including" are not limiting. The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction, payment or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization or the provision of other security in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record.

     1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.   LOAN AND TERMS OF PAYMENT.

     2.1  INTENTIONALLY OMITTED.

     2.2  TERM LOANS

          (a) TERM LOAN A. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, "Term Loan A") to Borrowers in an amount equal to such Lender's Pro Rata Share of the Term Loan A Amount. The principal of the Term Loan A shall be repaid in monthly installments of $125,000, payable on the first day of each month (or, if such first day is not a Business Day, the next succeeding Business Day) commencing on May 1, 2007 through the date of determination as provided in the immediately succeeding sentence. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan A shall be due and payable on the earliest of (i) the Maturity Date, (ii) the date of the acceleration of the Term Loan A in accordance with the terms hereof, and
(iii) the date of termination of this Agreement pursuant to Section 8.1(c). All principal of, interest on, and other amounts payable in respect of the Term Loan A shall constitute Obligations. Once any portion of the Term Loan A has been paid or prepaid, it may not be reborrowed.

          (b) TERM LOAN B. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, "Term Loan B", and together with Term Loan A, the "Term Loans") to Borrowers in an amount equal to such Lender's Pro Rata Share of the Term Loan B Amount. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan B shall be due and payable on the earliest of (i) the Maturity Date,
(ii) the date of the acceleration of the Term Loan B in accordance with the terms hereof, and (iii) the date of termination of this Agreement pursuant to
Section 8.1(c). All principal of, interest on, and other amounts payable in respect of the Term Loan B shall constitute Obligations. Once any portion of the Term Loan B has been paid or prepaid, it may not be reborrowed.

     2.3 BORROWING PROCEDURES. The Term Loans shall be made by an irrevocable request by an Authorized Person delivered to Agent no later than 7:00 a.m. (California time) on the Closing Date. Each Lender shall make the amount of such Lender's Pro Rata Share of the Term Loans available to Agent in immediately available funds, to Agent's Account, not later than 10:00 a.m. (California time) on the Closing Date. After Agent's receipt of the proceeds of the Term Loans, Agent shall make the proceeds thereof available to Administrative Borrower on the Closing Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that Agent shall not request any Lender to make, and no Lender shall have the obligation to make, the Term Loans if Agent shall have actual knowledge that one or more of the applicable conditions precedent set forth in Section 3.1 will not be satisfied on the Closing Date unless such condition has been waived.

     2.4  PAYMENTS.

          (a)  PAYMENTS BY BORROWERS.

               (i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

               (ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

          (b)  APPORTIONMENT AND APPLICATION.

               (i) Except as otherwise provided in the Loan Documents (including agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent's separate account, after giving effect to any agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the Obligation to which a particular fee relates. Except as provided in Section 2.4(b)(iii), all payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows:

                    (A) first, ratably to pay any Lender Group Expenses then due to Agent or any of the Lenders under the Loan Documents until paid in full,

                    (B) second, ratably to pay any fees or premiums then due to Agent (for its separate account, after giving effect to any agreements between Agent and individual Lenders) or any of the Lenders under the Loan Documents until paid in full,

                    (C) third, ratably to pay interest due in respect of the LC Obligations and the Term Loans until paid in full,

                    (D) fourth, ratably to pay all principal amounts then due and payable (other than as a result of an acceleration thereof) with respect to the LC Obligations and the Term Loans until paid in full,

                    (E) fifth, if an Event of Default has occurred and is continuing, ratably to pay the outstanding principal balance of the LC Obligations and the Term Loans until paid in full,

                    (F) sixth, if an Event of Default has occurred and is continuing, ratably to pay any other Obligations, and

                    (G) seventh, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

               (ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

               (iii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

               (iv) For purposes of the foregoing, "paid in full" means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

               (v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

          (c) VOLUNTARY PREPAYMENTS. Borrowers have the option, at any time, upon not less than 10 days prior written notice to Agent, to prepay all or any portion of the LC Obligations and the Term Loans, subject to the payment of the Applicable Prepayment Premium if any such voluntary prepayment results in a termination of this Agreement pursuant to Section 3.5.

          (d)  MANDATORY PREPAYMENTS.

               (i) If, as of the last day of any month, (A) the sum of (x) the aggregate outstanding principal balance of the Term Loans on such date, plus (y) the aggregate outstanding principal balance of the LC Obligations on such date, plus (z) the Letter of Credit Usage on such date exceeds (B) the Borrowing Base (such excess being referred to as the "Limiter Excess"), then Borrowers shall, within 3 Business Days thereafter, prepay, without penalty or premium, the outstanding principal amount of the Obligations in accordance with Section 2.4(e) in an aggregate amount equal to the Limiter Excess.

               (ii) Immediately upon the receipt by any Loan Party of the proceeds of any voluntary or involuntary sale or disposition by any Loan Party of property or assets constituting Collateral (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions (other than clause (l) of the definition of Permitted Dispositions)), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e) in an amount equal to 100% of the Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing, (B) Administrative Borrower shall have given Agent prior written notice of Borrowers' intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Loan Parties, (C) the monies are held in a cash collateral account in which Agent has a perfected first-priority security interest, and (D) the applicable Loan Party completes such replacement, purchase, or construction within 180 days after the initial receipt of such monies, Loan Parties shall have the option to apply such monies to the costs of replacement of the property or assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of Loan Parties unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Agent and applied in accordance with Section 2.4(e). Nothing contained in this Section 2.4(d)(ii) shall permit Loan Parties to sell or otherwise dispose of any property or assets other than in accordance with Section 6.4.

               (iii) Immediately upon the receipt by any Loan Party of any Extraordinary Receipts with respect to Collateral, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

               (iv) Immediately upon the issuance or incurrence by any Loan Party of any Indebtedness (other than Indebtedness permitted under Section 6.1) or the issuance by any Loan Party of any shares of Loan Parties' Stock (other than in the event that any Loan Party forms a Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Stock to any such Loan Party), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance or incurrence. The provisions of this Section 2.4(d)(iv) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

          (e) APPLICATION OF PAYMENTS. Each prepayment pursuant to Section 2.4(d) shall be applied ratably to the outstanding principal amount of the LC Obligations and the Term Loans until paid in full. Each such prepayment of Term Loan A shall be applied against the remaining installments of principal of Term Loan A in the inverse order of maturity.

     2.5  INTENTIONALLY OMITTED.

     2.6 INTEREST RATES AND LETTER OF CREDIT FEE: RATES, PAYMENTS, AND CALCULATIONS.

          (a) INTEREST RATES. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

          The foregoing notwithstanding, at no time shall any portion of the Obligations bear interest on the Daily Balance thereof at a per annum rate less than 3.75%. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.

          (b) LETTER OF CREDIT FEE. Borrowers shall pay Agent (for the ratable benefit of the Lenders, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 1.50% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

          (c) DEFAULT RATE. Upon the occurrence and during the continuation of an Event of Default, but solely at the election of Agent or the Required Lenders,

               (i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

               (ii) the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

          (d) PAYMENT. Except as provided to the contrary in Section 2.11 or
Section 2.13(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month (or, if such first day is not a Business Day, the next succeeding Business Day) during the term hereof. Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers (except as otherwise specifically provided in any Loan Document), to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document to Borrowers' Loan Account, which amounts thereafter shall constitute Obligations hereunder and shall accrue interest at the rate then applicable to Base Rate Loans hereunder. Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Obligations hereunder and shall accrue interest at the rate then applicable to Base Rate Loans hereunder.

          (e) COMPUTATION. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

          (f) INTENT TO LIMIT CHARGES TO MAXIMUM LAWFUL RATE. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

     2.7  CASH MANAGEMENT.

          (a) Subject to Section 3.6(b), Borrowers shall and shall cause each of their Restricted Subsidiaries to (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each a "Cash Management Bank"), and shall request in writing and otherwise take such reasonable steps to ensure that all of their and their Restricted Subsidiaries' Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Borrowers or their Restricted Subsidiaries) into a bank account in Agent's name (a "Cash Management Account") at one of the Cash Management Banks.

          (b) Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrowers, in form and substance reasonably acceptable to Agent. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions (each, a "Cash Disposition Instruction"), originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by a Borrower or its Restricted Subsidiary, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment,
(iii) at any time after which the Agent so instructs such Cash Management Bank (a "Cash Sweep Instruction"), it immediately will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent's Account until such time (if any) as Agent notifies it that the Cash Sweep Instruction is terminated pursuant to the last sentence of this Section 2.7(b); and (iv) if clause (iii) is not applicable, then Agent shall direct the Cash Management bank to immediately transfer all such amounts to Borrowers' Designated Account. Agent may issue a Cash Sweep Instruction or Cash Disposition Instruction only on or after any date that: an Event of Default shall have occurred and be continuing.

          (c) So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Cash Management Account, a Borrower or its Restricted Subsidiary, as applicable, and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Borrowers (or their Restricted Subsidiaries, as applicable) shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 45 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent's reasonable judgment, or as promptly as practicable and in any event within 75 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent's liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent's reasonable judgment.

          (d) Subject to Section 3.6(b), the Cash Management Accounts shall be cash collateral accounts subject to Control Agreements.

          (e) Notwithstanding anything to the contrary contained herein, Agent acknowledges that the Cash Management Accounts may contain from time to time Trust Funds (as defined below), which, by law,

Borrowers and their Subsidiaries are required to collect and remit from time to time but which, pending such remittance, shall be contained or held in the Cash Management Accounts. Upon Agent's delivery of a Cash Sweep Instruction, Cash Disposition Instruction or any other exercise of control by Agent under a Control Agreement or a Cash Management Agreement, Agent agrees to notify Borrowers and their Subsidiaries of such exercise (which notice may be by delivery of a copy of such Cash Sweep Instruction, if any). Upon receipt of such notice, Borrowers and their Subsidiaries shall send written notice to Agent certifying the type and amount of any Trust Funds contained or held in the Cash Management Accounts. Within 3 Business Days after receipt of such notice by Agent, Agent shall remit the amount of the Trust Funds to Borrowers and their Subsidiaries for payment to the appropriate Person; provided, that, during such 3 Business Day period, Agent shall have the right to ask for further clarification, verification or other supporting documentation with respect to any such type or amount certified by Borrowers or their Subsidiaries as constituting Trust Funds and Agent shall not be required to remit the amount of such Trust Funds so certified unless and until Agent is reasonably satisfied as to such clarification, verification or other supporting documentation. For the purposes of this Agreement, "Trust Funds" means all funds held by Borrowers and their Subsidiaries, as a fiduciary, all taxes required to be collected or withheld (including, without limitation, federal and state withholding taxes (including the employer's share thereof), taxes owing to any governmental unit thereof, sales, use and excise taxes, customs duties, import duties and independent customs brokers' charges), other taxes for which Borrowers and their Subsidiaries may become liable, and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements).

     2.8 CREDITING PAYMENTS. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent's Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent's Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

     2.9 DESIGNATED ACCOUNT. Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Term Loans.

     2.10 MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Agent shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with the LC Obligations and the Term Loans made by Agent to Borrowers or for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with
Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers' account, including all amounts received in the Agent's Account from any Cash Management Bank. In accordance with Section 2.6(d), Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

     2.11 FEES. Borrowers shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

     2.12 LETTERS OF CREDIT.

          (a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C Undertaking") solely with respect to the Existing Letters of Credit. Notwithstanding anything to the contrary contained herein, in no event shall Issuing Lender or any other Lender be required to issue any L/C or L/C Undertaking (or otherwise advance any credit in respect thereof) after the Closing Date other than with respect to the Existing Letters of Credit, and once any portion of the LC Obligations has been paid or prepaid it may not be reborrowed. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender upon receiving written or telephonic notice of such L/C Disbursement by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, provided, that Administrative Borrower has received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day immediately following the day that Administrative Borrower receives such notice, pursuant to the foregoing, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Obligation hereunder (an "LC Obligation" and, collectively, the "LC Obligations") and, thereafter, shall bear interest at the rate then applicable to Base Rate Loans under Section 2.6 (subject to conversion to LIBOR Rate Loans in accordance with Section 2.13). To the extent an L/C Disbursement is deemed to be an LC Obligation hereunder, Borrowers' obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting LC Obligation. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

          (b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender agrees to fund its Pro Rata Share of any LC Obligation deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such LC Obligation and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

          (c) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender's interpretations of any L/C issued by Issuing Lender to or for such Borrower's account, even though this interpretation may be different from such Borrower's own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers' instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group's indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

          (d) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

          (e) Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

          (f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

               (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

               (ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by

Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

     2.13 LIBOR OPTION.

          (a) INTEREST AND INTEREST PAYMENT DATES. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the "LIBOR Option") to have interest on all or a portion of the Term Loans or LC Obligations be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto (provided, however, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof have elected to accelerate the maturity of all or any portion of the Obligations, or
(iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Obligations bear interest at a rate based upon the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

          (b) LIBOR ELECTION.

               (i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Administrative Borrower's election of the LIBOR Option for a permitted portion of the Obligations and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders.

               (ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, "Funding Losses"). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (1) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (2) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error unless the Administrative

Borrower shall object in writing within seven (7) Business Days of receipt thereof, specifying the basis for such objection in detail.

               (iii) Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

          (c) PREPAYMENTS. Borrowers may prepay LIBOR Rate Loans or convert such Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are so prepaid or converted on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers' and their respective Restricted Subsidiaries' Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

          (d) SPECIAL PROVISIONS APPLICABLE TO LIBOR RATE.

               (i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in tax laws relating to taxes based on income, profits, receipts or capital) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment accompanied by a certificate of such Lender stating that it is charging such similar increased costs to similarly situated borrowers, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

               (ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

          (e) NO REQUIREMENT OF MATCHED FUNDING. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

     2.14 CAPITAL REQUIREMENTS. If, after the date hereof, either (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by any Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed in good faith by such Lender to be material and the result is an increase in the cost to any Lender of funding or maintaining any LC Obligations or Term Loans to Borrowers, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

     2.15 JOINT AND SEVERAL LIABILITY OF BORROWERS.

          (a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

          (b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

          (c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

          (d) The Obligations of each Borrower under the provisions of this
Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

          (e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any advances made under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this
Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this
Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or Lender.

          (f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers' financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

          (g) Each Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent's or such Lender's rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

          (h) Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by Real Property. This means, among other things:

          (i) Agent and Lenders may collect from such Borrower without first foreclosing on any Collateral pledged by Borrowers.

               (ii) If Agent or any Lender forecloses on any Real Property Collateral pledged by Borrowers:

                    (A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

                    (B) Agent and Lenders may collect from such Borrower even if Agent or Lenders, by foreclosing on the Real Property Collateral, has destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

          (i) The provisions of this Section 2.15 are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section
2.15 will forthwith be reinstated in effect, as though such payment had not been made.

          (j) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

          (k) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3. CONDITIONS; TERM OF AGREEMENT.

     3.1 CONDITIONS PRECEDENT TO THE INITIAL EXTENSION OF CREDIT. The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Agent and each Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

     3.2 INTENTIONALLY OMITTED.

     3.3 TERM. This Agreement shall continue in full force and effect for a term ending on November 30, 2010 (the "Maturity Date"). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

     3.4 EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to outstanding Letters of Credit) immediately shall become due and payable without notice or demand and Borrowers agree to either (i) provide cash collateral to be held by Agent for the benefit of those Lenders in an amount equal to 105% of the Letter of Credit Usage, or (ii) cause the original Letters of Credit to be returned to the Issuing Lender). No termination of this Agreement, however, shall relieve or discharge Borrowers or their respective Restricted Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent's Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers' sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent's Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

     3.5 EARLY TERMINATION BY BORROWERS. Borrowers have the option, at any time upon 30 days prior written notice by Administrative Borrower to Agent, to terminate this Agreement by paying to Agent, in cash, the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender), in full, together with any Applicable Prepayment Premium. If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then, absent an agreement to the contrary contained in any Loan Document, the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender), in full, together with any Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice.

     3.6 CONDITIONS SUBSEQUENT TO THE INITIAL EXTENSION OF CREDIT. The obligation of the Lender Group (or any member thereof) to continue to maintain the LC Obligations and the Term Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):

          (a) within 30 days after the Closing Date (or such longer period as agreed to by Agent in its sole discretion), Borrowers shall have delivered to Agent certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 5.8, the form and substance of which shall be reasonably satisfactory to Agent and its counsel;

          (b) within 60 days after the Closing Date (or such longer period as agreed to by Agent in its sole discretion), Borrowers shall deliver to Agent Cash Management Agreements and Control Agreements, in form and substance reasonably satisfactory to Agent;

          (c) within 90 days after the Closing Date (or such longer period as agreed to by Agent in its sole discretion), Borrowers shall use their commercially reasonable efforts to deliver to Agent Collateral Access Agreements with respect to any leased location at which books and records are located or Collateral in excess of $500,000 is located;

          (d) within 10 Business Days after the Closing Date (or such longer period as agreed to by Agent in its sole discretion), Borrowers shall deliver to Agent (i) any certificates representing shares of Stock pledged under the Security Agreement, as well as Stock powers with respect thereto endorsed in blank, to the extent not delivered prior to the Closing Date, (ii) the original notes issued under the M&T Facility, marked cancelled: and (iii) an affidavit of lost indemnity in form and substance reasonably satisfactory to Agent with respect to any certificates representing shares of Stock pledged under the Security Agreement but not delivered to Agent on the Closing Date or pursuant to clause (i) above;

          (e) on or prior to April 15, 2007 (or such longer period as agreed to by Agent in its sole discretion), Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.8, the form and substance of which shall be satisfactory to Agent;

          (f) within 90 days after the Closing Date, the following conditions shall have been satisfied with respect to all Real Property Collateral (other than the Real Property Collateral located in the State of New York): (a) Agent shall have been granted a first priority Mortgage on such Real Property Collateral; (b) Agent shall have received mortgagee title insurance policies (or marked commitments to issue the same) for such Real Property Collateral issued by a title insurance company reasonably satisfactory to Agent in an amount reasonably satisfactory to Agent assuring Agent that the Mortgage on such Real Property Collateral is a valid and enforceable first priority mortgage Lien on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and such mortgagee title insurance policies (or marked commitments to issue the same) otherwise shall be in form and substance reasonably satisfactory to Agent; (c) Borrowers and their Subsidiaries shall have paid to said title insurance company all expenses and premiums of said title insurance company in connection with the issuance of such mortgagee title insurance policies (or marked commitments to issue the same) and in addition shall, to the extent required, have paid all recording costs, stamp taxes, mortgage taxes, intangibles taxes and other fees and costs (including reasonable attorneys fees and expenses) incurred in connection therewith; and (d) Agent shall have received such other documentation and opinions of counsel, in form and substance reasonably satisfactory to Agent, in connection with the grant of such Mortgage as Agent shall request in its Permitted Discretion, including, without limitation, surveys (or existing surveys and survey affidavits that are (x) sufficient to have the "matters that would be shown on a survey" exception deleted from the mortgagee policy of title insurance and (y) reasonably satisfactory to Agent), financing statements and fixture filings; and

          (g) within 10 days after the Closing Date (or such longer period as agreed to by Agent in its sole discretion), Borrowers shall deliver to Agent the Governing Documents, as amended, modified, or supplemented to the Closing Date, for TB Wood's Incorporated certified by the Secretary of State of the jurisdiction of organization of such Person, which certificate shall indicate that such Person is in good standing in such jurisdiction.

4. REPRESENTATIONS AND WARRANTIES.

          In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

     4.1 NO ENCUMBRANCES. Borrowers and their respective Restricted Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, their material personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

     4.2 ELIGIBLE ACCOUNTS. As to each Account that is identified by a Borrower as an Eligible Account in a borrowing base report submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Borrowers' business,
(b) owed to Borrowers without any known defenses, disputes, offsets, counterclaims, or rights of cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

     4.3 ELIGIBLE INVENTORY.

          (a) As to each item of Inventory that is identified by a Borrower as Eligible Raw Materials Inventory in a borrowing base report submitted to Agent, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Raw Materials Inventory.

          (b) As to each item of Inventory that is identified by a Borrower as Finished Goods Inventory in a borrowing base report submitted to Agent, such Inventory is (a) to such Borrower's knowledge, of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Finished Goods Inventory.

     4.4 EQUIPMENT. Each material item of Equipment of Borrowers and their respective Restricted Subsidiaries is used or held for use in their business and, to such owner's knowledge, is in good working order, ordinary wear and tear and damage by casualty excepted.

     4.5 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment (other than (i) vehicles, (ii) Equipment out for repair, (iii) Equipment and Inventory in transit between locations identified on Schedule 4.5(b), (iv) dies, tools, patterns, molds and similar items maintained with customers in the ordinary course of business, and (v) items of de minimus value) of Borrowers and their respective Restricted Subsidiaries are not stored with a bailee, warehouseman, or similar party (except as identified on Schedule 4.5(a), as such Schedule shall be required to be updated pursuant to the immediately succeeding sentence) and are located only at the locations identified on Schedule 4.5(b) (as such Schedule shall be required to be updated pursuant to the immediately succeeding sentence). Administrative Borrower shall be required to update Schedules 4.5(a) and Schedule 4.5(b) simultaneously with the delivery of quarterly financial statements required pursuant to Section 5.3; provided, that such Schedules shall be required to be updated only with respect to Equipment or Inventory having an aggregate value of $250,000 or greater.

     4.6 INVENTORY RECORDS. Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Restricted Subsidiaries' Inventory and the book value thereof.

     4.7 STATE OF INCORPORATION; LOCATION OF CHIEF EXECUTIVE OFFICE; ORGANIZATIONAL IDENTIFICATION NUMBER; COMMERCIAL TORT CLAIMS.

          (a) The jurisdiction of organization of Borrowers and each of their respective Restricted Subsidiaries is set forth on Schedule 4.7(a).

          (b) The chief executive office of Borrowers and each of their respective Restricted Subsidiaries is located at the address indicated on
Schedule 4.7(b) (as such Schedule may be updated pursuant to Section 5.9).

          (c) Borrowers' and each of their respective Restricted Subsidiaries' organizational identification numbers, if any, are identified on Schedule 4.7(c).

          (d) As of the Closing Date, Borrowers and their respective Restricted Subsidiaries do not hold any commercial tort claims, except as set forth on
Schedule 4.7(d).

     4.8 DUE ORGANIZATION AND QUALIFICATION; RESTRICTED SUBSIDIARIES.

          (a) Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of their organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

          (b) Set forth on Schedule 4.8(b) is a complete and accurate description of the authorized capital Stock of each Borrower and their respective Restricted Subsidiaries, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.8(b), as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower's or any of their respective Restricted Subsidiaries' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. None of

Borrowers or any of their respective Restricted Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

          (c) Set forth on Schedule 4.8(c) is a complete and accurate list of each Borrower's direct and indirect Restricted Subsidiaries, showing, as of the Closing Date, the number and the percentage of the outstanding shares of each class of common and preferred Stock authorized for each of such Restricted Subsidiaries owned directly or indirectly by the applicable Borrower. All of the outstanding capital Stock of each such Restricted Subsidiary has been validly issued and is fully paid and non-assessable.

     4.9 DUE AUTHORIZATION; NO CONFLICT.

          (a) The execution, delivery, and performance by each Borrower of this Agreement, the other Loan Documents and the Acquisition Documents to which each is a party have been duly authorized by all necessary action on the part of such Borrower.

          (b) (i) The execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which it is a party do not (A) violate any material provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any material order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (D) require any approval or consent of any Person under any material contractual obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect; and (ii) the execution, delivery, and performance by each Borrower of the Acquisition Documents to which it is a party do not (A) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation of any Borrower, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (D) require any approval or consent of any Person under any contractual obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect, which, in each of cases (A), (B), (C) and (D) of this clause (ii), could reasonably be expected to result in a Material Adverse Change.

          (c) (i) Other than the filing of financing statements, and the recordation of the Mortgages, the execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which it is a party do not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect; and
(ii) other than the filing of financing statements, and the recordation of the Mortgages, the execution, delivery, and performance by each Borrower of the Acquisition Documents to which it is a party do not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect and other than those items which could not reasonably be expected to result in a Material Adverse Change.

          (d) (i) This Agreement and the other Loan Documents to which each Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally; and (ii) the Acquisition Documents to which each Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally and except to the extent that the lack of such enforceability could not reasonably be expected to result in a Material Adverse Change.

          (e) The Agent's Liens in the Collateral are validly created, perfected, and first priority Liens to the extent provided for in the other Loan Documents, subject only to Permitted Liens.

          (f) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor.

          (g) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not (i) violate any material provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any material order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor,
(ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval or consent of any Person under any material contractual obligation of such Guarantor, other than consents or approvals that have been obtained and that are still in force and effect.

          (h) Other than the filing of financing statements and the recordation of the Mortgages, the execution, delivery, and performance by each Guarantor of the Loan Documents to which such Guarantor is a party do not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

          (i) The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

     4.10 LITIGATION. Other than those matters disclosed on Schedule 4.10, there are no actions, suits, or proceedings pending or, to the knowledge of each Borrower, threatened against any Borrower or any of its Restricted Subsidiaries that (a) if adversely determined, could result in a Material Adverse Change or
(b) relate to this Agreement or any other Loan Documents or any transaction contemplated hereby or thereby.

     4.11 NO MATERIAL ADVERSE CHANGE. All financial statements relating to Borrowers and their respective Restricted Subsidiaries that have been delivered by Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrowers' and their respective Restricted Subsidiaries' financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrowers and their respective Restricted Subsidiaries since December 31, 2006.

     4.12 FRAUDULENT TRANSFER.

          (a) Borrowers, together with their Restricted Subsidiaries, taken as a whole, are Solvent.

          (b) No transfer of property is being made by any Borrower or any of its Restricted Subsidiaries and no obligation is being incurred by any Borrower or any of its Restricted Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrowers or any of their respective Restricted Subsidiaries.

     4.13 EMPLOYEE COMPLIANCE.

          (a) Set forth on Schedule 4.13(a) is a complete and accurate list of all Plans that meet the definition of an "employee pension benefit plan" under
Section 3(2) of ERISA and that are currently maintained or contributed to by any Borrower, any of their respective Restricted Subsidiaries or any of their respective ERISA Affiliates as of the Closing Date.

          (b) each Borrower, their respective Restricted Subsidiaries, and their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Plan, and have performed all their obligations in all material respects under each Plan.

          (c) No ERISA Event has occurred or is reasonably expected to occur.

          (d) All liabilities under each Plan are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plans, (ii) insured with a reputable insurance company, (iii) provided for or recognized in the financial statements most recently delivered to Agent pursuant to Section 5.3 hereof to the extent required by GAAP or (iv) estimated in the formal notes to the financial statements most recently delivered to Agent pursuant to Section 5.3 hereof to the extent required by GAAP.

          (e) To the best knowledge of each Borrower, there are no circumstances which may give rise to a material liability in relation to any Plan which is not funded, insured, provided for, recognized or estimated in the manner described in subsection (d) above.

     4.14 ENVIRONMENTAL CONDITION. Except as set forth on Schedule 4.14 or disclosed in the Phase I Environmental Site Assessment prepared by URS, and except for matters that would not reasonably be expected to result in the Borrowers or any of their respective Restricted Subsidiaries incurring material liability, (a) to Borrowers' knowledge, none of Borrowers' or their respective Restricted Subsidiaries' properties or assets has ever been used by Borrowers, any of their respective Restricted Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrowers' knowledge, none of Borrowers' nor any of their respective Restricted Subsidiaries' properties is or has ever been designated or identified pursuant to any environmental protection statute as a site requiring investigation or remediation due to the disposal or release of Hazardous Materials, (c) none of Borrowers nor any of their respective Restricted Subsidiaries have received notice that a Lien arising under any Environmental Law has attached to any revenues of any Borrower or any of its Restricted Subsidiaries or to any Real Property owned or operated by Borrowers or any of their respective Restricted Subsidiaries, and (d) none of Borrowers nor any of their respective Restricted Subsidiaries have received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency ("Environmental Claim") concerning any action or omission by any Borrower or any of its Restricted Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment other than Environmental Claims that would not reasonably be expected to result in a Material Adverse Change, and there are no material Environmental Claims currently pending against Borrowers or any of their respective Restricted Subsidiaries.

     4.15 INTELLECTUAL PROPERTY. Except for the matters which could not reasonably be expected to result in a Material Adverse Change, each Borrower and each of their respective Restricted Subsidiaries owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted.

     4.16 LEASES. Except for the matters which could not reasonably be expected to result in a Material Adverse Change, Borrowers and their respective Restricted Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating and all of such material leases are valid and subsisting and no material default by Borrowers or their respective Restricted Subsidiaries exists under any of them except for payments which are the subject of a Permitted Protest.

     4.17 DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS. As of the Closing Date, set forth on Schedule 4.17 is a listing of all of Borrowers' and their respective Restricted Subsidiaries' Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

     4.18 COMPLETE DISCLOSURE. All factual information furnished by or on behalf of Borrowers or their respective Restricted Subsidiaries with respect to Borrowers or such Restricted Subsidiaries in writing to Agent or any Lender for purposes of or in connection with this Agreement and the other Loan Documents is, when taken as a whole with all other furnished information, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (when taken as a whole with all other furnished information) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Projections received by Agent pursuant to clause (t) of Schedule 3.1 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Borrowers' good faith estimate of their and their respective Restricted Subsidiaries' future performance for the periods covered thereby (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond control and that no assurance is or can be given that the Projections will be realized and that actual results may vary from such Projections and such variances may be material).

     4.19 INDEBTEDNESS. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Borrower and each of their respective Restricted Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and describes the principal terms thereof.

     4.20 MATERIAL CONTRACTS. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (a) is in full force and effect and is binding upon and enforceable against each Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (except as not otherwise prohibited hereby), and (c) is not in default due to the action of any Borrower or any of its Restricted Subsidiaries.

5.   AFFIRMATIVE COVENANTS.

          Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers shall and shall cause each of their respective Restricted Subsidiaries to do all of the following:

     5.1 ACCOUNTING SYSTEM. Maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Borrowers also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their respective Restricted Subsidiaries' sales.

     5.2 COLLATERAL REPORTING. Provide Agent with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, each Borrower agrees to cooperate fully with Agent to facilitate and implement, where appropriate, a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

     5.3 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Deliver to Agent each of the financial statements, reports, or other items set forth on Schedule 5.3 at the time specified herein. In addition, Parent agrees that no Restricted Subsidiary of Parent will have a fiscal year different from that of Parent.

     5.4 INTENTIONALLY OMITTED.

     5.5 INSPECTION. Subject to any specific limitations set forth in any other Loan Document, permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower.

     5.6 MAINTENANCE OF PROPERTIES. Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business in good working order and condition, ordinary wear, tear, and casualty excepted (and except where the failure to do so could not be expected to result in a Material Adverse Change), and comply at all times with the provisions of all material leases to which it is a party as lessee (except where the failure to do so could not reasonably be expected to result in a Material Adverse Change), so as to prevent any loss or forfeiture thereof or thereunder.

     5.7 TAXES. Cause all material assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers, their respective Restricted Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrowers will and will cause their respective Restricted Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that the applicable Borrower or applicable Restricted Subsidiary has made such payments or deposits (except to the extent the subject of a Permitted Protest).

     5.8 INSURANCE.

          (a) At Borrowers' expense, maintain insurance respecting their and their respective Restricted Subsidiaries' assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses and in the same geographic area. Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrowers shall deliver copies of all such policies (other than directors and officers policies) to Agent with an endorsement naming Agent as the sole loss payee (under a reasonably satisfactory lender's loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

          (b) Administrative Borrower shall give Agent prompt notice of any loss exceeding $500,000 covered by such insurance. So long as no Event of Default has occurred and is continuing, Borrowers shall have the exclusive right to adjust any losses payable under any such insurance policies which are less than $500,000. Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such insurance exceeding $500,000, Agent shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to Borrowers whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be applied in accordance with
Section 2.4(d).

          (c) Borrowers will not, and will not suffer or permit their respective Restricted Subsidiaries to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this
Section 5.8, unless Agent is included thereon as an additional insured or loss payee under a lender's loss payable endorsement. Administrative Borrower promptly shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

     5.9 LOCATION OF INVENTORY AND EQUIPMENT. Keep Borrowers' and their respective Restricted Subsidiaries' Inventory and Equipment (other than (i) vehicles, (ii) Equipment out for repair, (iii) Equipment and Inventory in transit between locations identified on Schedule 4.5(b), (iv) items stored with a bailee, warehouseman, or similar party to the extent disclosed on Schedule 4.5(a), (v) dies, tools, patterns, molds and similar items maintained with customers in the ordinary course of business, (vi) Inventory that has been consigned in an aggregate amount not to exceed $500,000 at any time, and (vii) items of de minimus value) only at the locations identified on Schedule 4.5(b) and their chief executive offices only at the locations identified on Schedule 4.7(b); provided, however, that Administrative Borrower may amend Schedule 4.5(b) or Schedule 4.7(b) so long as (A) with respect to Schedule 4.5(b), such amendment occurs by written notice to Agent in accordance with the last sentence of Section 4.5, and with respect to Schedule 4.7(b), such amendment occurs by written notice to Agent not less than 30 days prior to the date on which such chief executive office is relocated, (B) such new location is within the continental United States, and (C) at the time of such written notification, the applicable Borrower or Restricted Subsidiary (x) with respect to any location at which books and records (other than prior years' historical records) are maintained or Inventory and/or Equipment having an aggregate value of $2,000,000 or greater is maintained, obtains a Collateral Access Agreement with respect thereto and (y) with respect to any other location, uses its commercially reasonable efforts to provide Agent a Collateral Access Agreement with respect thereto.

     5.10 COMPLIANCE WITH LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

     5.11 LEASES. Except for matters which could not reasonably be expected to result in a Material Adverse Change, pay when due all rents and other amounts payable under any material leases to which any Borrower or any of its Restricted Subsidiaries is a party or by which any Borrower's or any of their respective Restricted Subsidiaries' properties and assets are bound, unless such payments are the subject of a Permitted Protest.

     5.12 EXISTENCE. Except as permitted by Section 6.3 and Section 6.4, at all times preserve and keep in full force and effect each Borrower's and each of their respective Restricted Subsidiaries' valid existence and, except to the extent failure to do so could not reasonably be expected to result in a Material Adverse

Change, good standing and any rights, franchises, permits, licenses, authorizations, approvals, entitlements and accreditations material to their businesses.

     5.13 ENVIRONMENTAL.

          (a) Keep any property either owned or operated by any Borrower or any of its Restricted Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent reasonable documentation of such compliance which Agent reasonably requests, provided that, so long as no Default or Event of Default shall have occurred and be continuing, Agent shall not make such a request more than once per any consecutive 12-month period, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Borrower or any of its Restricted Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into material compliance with applicable Environmental Law, and (d) promptly, but in any event within 10 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower or any of its Restricted Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower or any of its Restricted Subsidiaries which Environmental Action could reasonably be expected to result in any Borrower or any of its Restricted Subsidiaries incurring material liability under Environmental Laws, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

     5.14 INTENTIONALLY OMITTED.

     5.15 CONTROL AGREEMENTS. Subject to Section 3.6(b), take all reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 6.12) all of its Securities Accounts, Deposit Accounts, electronic chattel paper, investment property, and letter of credit rights.

     5.16 FORMATION OF SUBSIDIARIES. At the time that any Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date and such Subsidiary is a Restricted Subsidiary, such Borrower or such Guarantor shall (a) cause such new Restricted Subsidiary to provide to Agent a joinder to this Agreement or the Guaranty, as applicable, and the Security Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Restricted Subsidiary, subject to Section 5.17), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Restricted Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Restricted Subsidiary, in form and substance reasonably satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Notwithstanding the foregoing, if a Subsidiary that is so formed or acquired is a Controlled Foreign Corporation, then clause (a) of the immediately preceding sentence shall not be applicable and, with respect to clause (b) of the immediately preceding sentence, such pledge shall be limited to 65% of the voting power of all classes of capital Stock of such Subsidiary entitled to vote. Any document, agreement, or instrument executed or issued pursuant to this Section 5.16 shall be a Loan Document. Notwithstanding the foregoing, Agent and Lenders shall not be obligated to consent to any such formation or acquisition of a Subsidiary unless such formation or acquisition is otherwise expressly permitted hereunder.

     5.17 REAL PROPERTY. Upon the acquisition of any fee interest in Real Property with a purchase price or Fair Market Value in excess of $500,000 (other than Real Property located in the State of New York or in any other state having substantially similar real estate mortgage taxes), promptly notify Agent of the acquisition of such Real Property and within 60 days (or such longer time as Agent, in its reasonable discretion, may agree) thereafter: (a) grant Agent a first priority Mortgage on such Real Property; (b) deliver mortgagee title insurance policies (or marked commitments to issue the same) for such Real Property issued by a title insurance company reasonably satisfactory to Agent in an amount reasonably satisfactory to Agent assuring Agent that the Mortgage on such Real Property Collateral is a valid and enforceable first priority mortgage Lien on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and such mortgagee title insurance policies (or marked commitments to issue the same) otherwise shall be in form and substance reasonably satisfactory to Agent; (c) Borrowers and their Subsidiaries shall pay to said title insurance company all expenses and premiums of said title insurance company in connection with the issuance of such mortgagee title insurance policies (or marked commitments to issue the same) and in addition shall, to the extent required, pay all recording costs, stamp taxes, mortgage taxes, intangibles taxes and other fees and costs (including reasonable attorneys fees and expenses) incurred in connection therewith; and (d) execute and/or deliver to Agent such other documentation and opinions of counsel, in form and substance reasonably satisfactory to Agent, in connection with the grant of such Mortgage as Agent shall request in its Permitted Discretion, including, without limitation, surveys (or existing surveys and survey affidavits that are (x) sufficient to have the "matters that would be shown on a survey" exception deleted from the mortgagee policy of title insurance and (y) reasonably satisfactory to Agent), financing statements and fixture filings.

     5.18 ERISA COMPLIANCE

          (a) Each Borrower shall do, and shall cause each of their respective Restricted Subsidiaries and ERISA Affiliates to do, each of the following: (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the IRC and each other applicable federal or state law;
(ii) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the IRC; (iii) make all required contributions to each Plan; (iv) ensure that all liabilities under each Plan are (A) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Plan; (B) insured with a reputable insurance company; or (C) provided for or recognized in the financial statements most recently delivered to Agent under Section 5.3 (to the extent required by GAAP); and (v) ensure that the contributions or premium payments to or in respect of each Plan are and continue to be promptly paid at no less than the rates required under the rules of such Plan and in accordance with the most recent actuarial advice received in relation to such Plan and applicable law.

          (b) Deliver to Agent such certifications or other evidence of compliance with the provisions of Section 4.13 as Agent may from time to time reasonably request.

          (c) Promptly notify Agent of each of the following ERISA events affecting any Borrower, any of their respective Restricted Subsidiaries or any ERISA Affiliates (but in no event more than ten (10) days after such event), together with a copy of each notice with respect to such event that may be required to be filed with a Governmental Authority and each notice delivered by a Governmental Authority to any Borrower, any of their respective Restricted Subsidiaries or any ERISA Affiliates with respect to such event:

               (i) an ERISA Event;

               (ii) the adoption of any new Pension Plan by any Borrower, any of their respective Restricted Subsidiaries or any ERISA Affiliates; or

               (iii) except as required under the terms of any collective bargaining agreement, the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA).

          (d) Promptly deliver to Agent, upon request, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Borrower, any of their respective Restricted Subsidiaries or any ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan;
(ii) all notices received by any Borrower, any of their respective Restricted Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (iii) such other documents or governmental reports or filings relating to any Plan as Agent shall reasonably request.

     5.19 PAYMENT OF SENIOR SUBORDINATED NOTES Upon issuance of the Additional Notes, Borrowers shall use a portion of the proceeds thereof to prepay all of the outstanding senior subordinated notes issued pursuant to that certain Securities Purchase Agreement dated as of October 20, 2005, among Parent and the other parties thereto.

6.   NEGATIVE COVENANTS.

          Borrowers covenant and agree that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will not and will not permit any of their respective Restricted Subsidiaries to do any of the following:

     6.1 INDEBTEDNESS. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

          (a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

          (b) Indebtedness set forth on Schedule 4.19,

          (c) Permitted Purchase Money Indebtedness,

          (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 6.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, (ii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, (iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group, taken as a whole, as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended or as otherwise permitted pursuant to Section 6.1,

          (e) endorsement of instruments or other payment items for deposit,

          (f) Indebtedness consisting of Permitted Investments,

          (g) Guarantees by a Loan Party of the obligations under the Altra Senior Credit Agreement, the Indenture Documents and the Unsecured Note Documents,

          (h) Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

          (i) Indebtedness of a Loan Party to another Loan Party and any Refinancing Indebtedness in respect thereof (whether in whole or in part) so long as such Indebtedness is subject to the Intercompany Subordination Agreement;

          (j) Guarantees by a Loan Party of Indebtedness incurred by another Loan Party so long as the incurrence of such Indebtedness is otherwise permitted by the terms hereof;

          (k) intentionally omitted;

          (l) Indebtedness (other than for borrowed money) solely to the extent subject to Permitted Liens;

          (m) intentionally omitted;

          (n) Indebtedness consisting of promissory notes issued by any Borrower or any Restricted Subsidiary to current or former directors, officers, employees and consultants, their respective estates, spouses or former spouses to finance the purchase or redemption of Stock permitted hereby;

          (o) Indebtedness consisting of obligations of any Borrower or any Restricted Subsidiary under deferred compensation, adjustment of purchase price, earn outs, indemnification or other similar arrangements incurred by such Person in connection with the Acquisition Transactions and Permitted Dispositions;

          (p) cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case in connection with cash management and Deposit Accounts and incurred in the ordinary course of business; and

          (q) additional Indebtedness of Borrowers and their Restricted Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding solely to the extent that such Indebtedness consists of either
(i) Purchase Money Indebtedness or (ii) Indebtedness that is subordinated to the Obligations on terms reasonably satisfactory to Agent.

     6.2 LIENS. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 6.1 and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness and proceeds thereof or additions or accessions thereto).

     6.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation, reorganization, or recapitalization, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except that:

          (a) any Borrower or any Restricted Subsidiary may merge with (i) any Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction), or (ii) any one or more other Restricted Subsidiaries; provided that a Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of such Borrower in a manner reasonably acceptable to Agent;

          (b) any Borrower or Restricted Subsidiary may liquidate or dissolve or change its legal form so long as its assets are transferred to (i) in the case of a Borrower, to another Borrower and (ii) in the case of a Restricted Subsidiary, to a Loan Party or any other Restricted Subsidiary;

          (c) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Borrower or Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 6.12; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 5.16;

          (d) the Borrowers and the Restricted Subsidiaries may consummate the Acquisition Transactions; and

          (e) so long as no Event of Default exists or would result therefrom, a merger, consolidation, reorganization, recapitalization, liquidation, windup or dissolution, the sole purpose of which is to effect a Disposition permitted pursuant to Section 6.4.

     6.4 DISPOSAL OF ASSETS. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of (collectively, a "Disposition") any of the assets of any Borrower or any of its Restricted Subsidiaries.

     6.5 CHANGE NAME. Change any Borrower's or any of their respective Restricted Subsidiaries' name, organizational identification number, jurisdiction of organization, or organizational identity; provided, however, that any Borrower or any of its Restricted Subsidiaries may change its name upon at least 10 days prior written notice by Parent or Administrative Borrower to Agent of such change so long as, (a) at the time of such written notification, such Borrower or such Restricted Subsidiary provides any financing statements necessary to perfect and continue perfected the Agent's Liens and (b) immediately after such name change, Administrative Borrower provides Agent with evidence of such name change (including copies of any related public filings).

     6.6 NATURE OF BUSINESS. Engage in any material line of business substantially different from those lines of business conducted by Borrowers and the Restricted Subsidiaries on the Closing Date other than any businesses reasonably related or ancillary thereto.

     6.7 PREPAYMENTS AND AMENDMENTS. Except in connection with a refinancing permitted by Section 6.1,

          (a) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or any Restricted Subsidiary of a Borrower, except (i) Purchase Money Indebtedness and (ii) the Obligations in accordance with this Agreement;

          (b) make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or

          (c) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning the Senior Notes or the Altra Senior Credit Agreement in a manner materially adverse to the interests of the Lender Group other than to consummate a Refinancing Indebtedness in respect thereof.

     6.8  INTENTIONALLY OMITTED.

     6.9  INTENTIONALLY OMITTED.

     6.10 INTENTIONALLY OMITTED.

     6.11 FISCAL YEAR. Modify or change its fiscal year.

     6.12 INVESTMENTS. Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrowers and their respective Restricted Subsidiaries shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $50,000 (exclusive of Trust Funds) at any one time unless the applicable Borrower or the applicable Restricted Subsidiary, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Agent's Liens in such Permitted Investments. Subject to the foregoing proviso, Borrowers shall not and shall not permit their respective Restricted Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

     6.13 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower except for transactions that (a) are in the ordinary course of Borrowers' business, (b) are upon fair and reasonable terms and (c) are no less favorable to Borrowers or their respective Restricted Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate; provided, however, that if any such transaction involves aggregate payments or other property with a Fair Market Value in excess of $2,500,000, it shall be approved by a majority of the members of the Board of Directors of Parent (including a majority of the disinterested members thereof), such approval to be evidenced by board resolutions stating that the Parent's Board of Directors has determined that such transactions comply with the foregoing provisions, and if any such transaction involves an aggregate Fair Market Value of more than $5,000,000, Parent will, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transactions or series of related transactions to the applicable Loan Party, from an Independent Financial Advisor and file the same with Agent; provided, further, however, that such restrictions shall not apply to:

          (a) transactions exclusively between or among Parent and its Subsidiaries permitted hereby;

          (b) reasonable fees and compensation paid to, and indemnity provided for directors, officers, employees and consultants to Parent and its Subsidiaries;

          (c) intentionally omitted;

          (d) transactions otherwise expressly permitted by this Agreement;

          (e) any Investment permitted pursuant to Section 6.12;

          (f) any sale of the Stock of any Loan Party in exchange for equity contributions from Parent;

          (g) any merger or other transaction with an Affiliate solely for the purpose of reincorporating a Loan Party in another jurisdiction or creating a holding company, to the extent otherwise permitted by this Agreement;

          (h) any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into in good faith by a Loan Party in the ordinary course of business;

          (i) sales or purchases of inventory, other products or services to or from any Affiliate of the Borrowers entered into in the ordinary course of business on terms no less favorable to the Borrowers and its Subsidiaries than those that could be obtained at the time of such sale or purchase in arm's-length dealings with a Person who is not an Affiliate; and

          (j) any agreement in effect as of the Closing Date or any transaction contemplated thereby and any amendment thereto so long as any such amendment or replacement agreement is not more disadvantageous to Borrowers or the Restricted Subsidiaries in any material respect than the original agreement as in effect on the Closing Date.

     6.14 USE OF PROCEEDS. Use the proceeds of the Term Loans for any purpose other than (a) on the Closing Date, to refinance the M&T Facility, and to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, to finance ongoing working capital, capital expenditure, and general corporate needs of Borrowers, and for its lawful and permitted purposes.

     6.15 INTENTIONALLY OMITTED.

     6.16 FINANCIAL COVENANTS.

          (a) FIXED CHARGE COVERAGE RATIO. Fail to maintain or achieve a Fixed Charge Coverage Ratio, measured on a fiscal quarter-end basis, of at least the required amount set forth in the following table for the "Applicable Period" set forth opposite thereto:

Applicable Ratio             Applicable Period
----------------   -------------------------------------
    1.00:1.00             For the 4 quarter period
                           ending March 31, 2007

    1.00:1.00             For the 4 quarter period
                   ending each fiscal quarter thereafter

          (b) CAPITAL EXPENDITURES. Make Capital Expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Applicable Amount                   Applicable Period
-----------------   ------------------------------------------------
    $9,750,000                      fiscal year 2007
    $5,625,000                      fiscal year 2008
    $6,000,000                      fiscal year 2009
    $6,375,000      fiscal year 2010 and each fiscal year thereafter

provided, however, that up to 75% of the difference between the amount of Capital Expenditure that may be made in any fiscal year and the amount of Capital Expenditures actually made in such fiscal year, may be made in the immediately succeeding fiscal year.

     6.17 ACQUISITION DOCUMENTS. Amend, modify or waive in any way materially adverse to the Lender Group, any term or provision of the Acquisition Documents.

     6.18 INTENTIONALLY OMITTED.

     6.19 GOVERNING DOCUMENTS. Amend, modify or waive in any way materially adverse to the Lender Group, any term or provision of any Governing Document of any Borrower or Guarantor.

     6.20 REAL PROPERTY COLLATERAL. Without in any manner limiting Section 6.2, execute and deliver a mortgage with respect to any Real Property located in the State of New York or any other Real Property for which Borrowers and their Restricted Subsidiaries are not required to grant a Mortgage pursuant to Section 5.17, except (a) in favor of Agent or (b) if the Agent has been, or will simultaneously be, granted a first priority mortgage with respect thereto, in favor of (i) Wells Fargo Foothill, Inc., in its capacity as agent under the Altra Senior Credit Agreement, as a second priority mortgage to the extent permitted by the Intercreditor Agreement and (ii) the Trustee as a third priority mortgage to the extent permitted by the Intercreditor Agreement.

7.   EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

     7.1 If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations);

     7.2 If any Borrower or any of its Restricted Subsidiaries

          (a) fails to perform or observe any covenant or other agreement contained in any of Sections 5.5, 5.8, 5.12 (as to existence), and 6.1 through
6.20 of this Agreement or Section 6 of the Security Agreement;

          (b) fails to perform or observe any covenant or other agreement contained in any of Sections 2.7, 5.2, and 5.3 of this Agreement and such failure continues for a period of 3 Business Days after written notice thereof is given to Administrative Borrower by Agent;

          (c) fails to perform or observe any covenant or other agreement contained in any of Sections 5.6, 5.7, 5.9, 5.15, 5.16, and 5.17 of this Agreement and such failure continues for a period of 10 Business Days after written notice thereof is given to Administrative Borrower by Agent; or

          (d) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents; in each case, other than any such covenant or agreement that is the subject of another provision of this Section 7 (in which event such other provision of this Section 7 shall govern), and such failure continues for a period of 20 Business Days after written notice thereof is given to Administrative Borrower by Agent;

     7.3 If any of any Borrower's or any of its Restricted Subsidiaries' assets with an individual fair market value of $750,000 or more or assets with an aggregate fair market value of $2,000,000 or more is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Borrower or the applicable Restricted Subsidiary;

     7.4 If an Insolvency Proceeding is commenced by any Borrower or any of its Restricted Subsidiaries;

     7.5 If an Insolvency Proceeding is commenced against any Borrower or any of its Restricted Subsidiaries, and any of the following events occur: (a) the applicable Borrower or Restricted Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Borrower or any such Restricted Subsidiary, or (e) an order for relief shall have been issued or entered therein;

     7.6 If any Borrower or any of its Restricted Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

     7.7 If one or more judgments, orders, or awards involving an individual amount of $750,000 or more or an aggregate amount of $2,000,000, or more (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against any Borrower or any of its Restricted Subsidiaries or with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before 30 days after the date it first arises;

     7.8 If there is a default in one or more agreements to which any Borrower or any of its Restricted Subsidiaries is a party with one or more third Persons relative to Indebtedness of any Borrower or any of its Restricted Subsidiaries involving an aggregate amount of $2,000,000 or more, and (a) such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the applicable Borrower's or Restricted Subsidiary's obligations thereunder, or (b) or any such Indebtedness obligations shall be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), prior to the stated maturity thereof;

     7.9 If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect as of the date of issuance or making or deemed making thereof;

     7.10 If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor or any such Guarantor becomes the subject of an Insolvency Proceeding;

     7.11 If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as permitted under this Agreement;

     7.12 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower or any of its Restricted Subsidiaries, or a proceeding shall be commenced by any Borrower or any of its Restricted Subsidiaries, or by any Governmental Authority having jurisdiction over any Borrower or any of its Restricted Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or any Borrower or any of its Restricted Subsidiaries shall deny that it has any liability or obligation purported to be created under any Loan Document;

     7.13 If any Change of Control shall have occurred;

     7.14 If (a) there shall occur and be continuing any "Event of Default" (or any comparable term) under, and as defined in any Indenture Document or under the Altra Senior Credit Agreement, (b) any of the Obligations for any reason shall cease to be "TB Wood's Credit Agreement Secured Obligations" (or any comparable terms) under, and as defined in the Intercreditor Agreement, (c) any Indebtedness other than the Obligations shall constitute "TB Wood's Credit Agreement Senior Obligations" (or any comparable term) under, and as defined in, any Intercreditor Agreement or any other document evidencing or governing any Indebtedness that has been contractually subordinated in right of payment to the Obligations, except as expressly permitted by this Agreement, (d) any holder of any Senior Note shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Indebtedness, or (e) the subordination provisions of the Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of such Indebtedness; or

     7.15 If there occurs one or more ERISA Events which results in or otherwise is associated with liability of any Borrower, any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates in excess of $2,000,000 in the aggregate during the term of this Agreement.

8.   THE LENDER GROUP'S RIGHTS AND REMEDIES.

     8.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrowers:

          (a) Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

          (b) Cease or restrict advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

          (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent's Liens in the Collateral and without affecting the Obligations; and

          (d) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrowers.

     8.2 REMEDIES CUMULATIVE. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.   TAXES AND EXPENSES.

          If any Borrower or any of its Restricted Subsidiaries fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to such Person, may do any or all of the following: (a) except for payments which are the subject of a Permitted Protest, make payment of the same or any part thereof, or (b) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as Agent deems prudent in its Permitted Discretion. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Except in connection with payments made by Agent pursuant to clause (a) above, Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10.  WAIVERS; INDEMNIFICATION.

     10.1 DEMAND; PROTEST; ETC. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

     10.2 THE LENDER GROUP'S LIABILITY FOR COLLATERAL. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

     10.3 INDEMNIFICATION. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties and damages, and all reasonable fees and disbursements of attorneys, experts and consultants and other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers' and their respective Restricted Subsidiaries' compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities and Costs or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (all the foregoing, collectively, the "Indemnified Liabilities") provided, however, that any claim with respect to taxes should be governed solely by Section 15.11. The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.  NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Parent, Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

          If to Parent or Administrative   TB WOOD'S CORPORATION.
          Borrower:
                                           440 North Fifth Street
                                           Chambersburg, PA 17201
                                           Attn: Joseph C. Horvath
                                           Fax No.: 717-264-6420


          with copies to:                  GENSTAR CAPITAL, L.P.

                                           Four Embarcadero Center
                                           Suite 1900
                                           San Francisco, CA 94111
                                           Attn: Darren J. Gold
                                           Fax No.: (415) 834-2383

                                           and


                                           WEIL, GOTSHAL & MANGES LLP
                                           200 Crescent Court, Suite 300
                                           Dallas, Texas 75201
                                           Attn: Angela L. Fontana, Esq.
                                           Fax No.: (214) 746-7777

          If to Agent:                     WELLS FARGO FOOTHILL, INC.
                                           One Boston Place
                                           Boston, Massachusetts 02108
                                           Attn: Business Finance Manager
                                           Fax No.: (617) 523-5839


          with copies to:                  MOSES & SINGER LLP
                                           The Chrysler Building
                                           405 Lexington Avenue
                                           New York, New York 10174-1299
                                           Attn: Howard L. Siegel, Esq.
                                           Fax No.: (212) 554-7700

          Agent and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(B).

          (c) EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH

LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.  ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

     13.1 ASSIGNMENTS AND PARTICIPATIONS.

          (a) Any Lender may assign and delegate to one or more assignees (each an "Assignee") that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance, and (iii) the assigning Lender or Assignee has paid to Agent for Agent's separate account a processing fee in the amount of $3,500. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

          (b) From and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee and the satisfaction of the other conditions in Section 13.1(a), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Article 16 and Section 16.7 of this Agreement.

          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d) Immediately upon Agent's receipt of the required processing fee payment and the fully executed Assignment and Acceptance and the satisfaction of the other conditions in Section 13.1(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

          (e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, the Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Originating Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their respective Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

          (f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of
Section 16.7, disclose all documents and information which it now or hereafter may have relating to Borrowers and their respective Restricted Subsidiaries and their respective businesses.

          (g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR Section 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

          (h) Agent (on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name of a Lender as the registered owner of each Obligation held by such Lender. Other than in connection with an assignment by a Lender of all or any portion of its Commitment to an Affiliate of such Lender (i) a Registered Loan may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register and (ii) any assignment or sale of all or part of such Registered Loan may be effected only by registration of such assignment or sale on the Register, together with the surrender of any note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such note, if any, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan, Borrowers shall treat the Person in whose name such Loan is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Commitment to an Affiliate of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

          13.2 SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to
Section 13.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

14.  AMENDMENTS; WAIVERS.

     14.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers or any of their respective Restricted Subsidiaries therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Loan Parties) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Administrative Borrower (on behalf of all Loan Parties), do any of the following:

          (a) increase or extend any Commitment of any Lender,

          (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

          (c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

          (d) change the Pro Rata Share that is required to take any action hereunder,

          (e) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

          (f) other than as permitted by Section 15.12, release Agent's Lien in and to any of the Collateral,

          (g) change the definition of "Required Lenders" or "Pro Rata Share",

          (h) contractually subordinate any of the Agent's Liens,

          (i) release any Borrower or any Guarantor from any obligation for the payment of money, or

          (j) amend any of the provisions of Section 15.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent or Issuing Lender, as applicable, affect the rights or duties of Agent or Issuing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

          14.2 REPLACEMENT OF HOLDOUT LENDER.

          (a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender ("Holdout Lender") fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

          (b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender's Pro Rata Share of LC Obligations, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

     14.3 NO WAIVERS; CUMULATIVE REMEDIES. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrowers or any of their respective Restricted Subsidiaries of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.  AGENT; THE LENDER GROUP.

     15.1 APPOINTMENT AND AUTHORIZATION OF AGENT. Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 15. The provisions of this Section 15 (other than the proviso to Section 15.11(a)) are solely for the benefit of Agent, and the Lenders, and Borrowers and their respective Restricted Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word "Agent" is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with the Loan Documents and its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers and their respective Restricted Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make extensions of credit, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrowers and their respective Restricted Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrowers and their respective Restricted Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to the Loan Parties, the Obligations, the Collateral, the Collections of Borrowers and their respective Restricted Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

     15.2 DELEGATION OF DUTIES. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

     15.3 LIABILITY OF AGENT. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrowers or the books or records or properties of any of Borrowers' Subsidiaries or Affiliates.

     15.4 RELIANCE BY AGENT. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice of legal counsel and until such advice is received, Agent shall act, or refrain from acting, as it deems reasonably advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

     15.5 NOTICE OF DEFAULT OR EVENT OF DEFAULT. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to
Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with
Section 8; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

     15.6 CREDIT DECISION. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrowers and their respective Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

     15.7 COSTS AND EXPENSES; INDEMNIFICATION. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrowers and their respective Restricted Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections of Borrowers and their respective Restricted Subsidiaries received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's Pro Rata Share of any costs or out of pocket expenses (including reasonable attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein or therein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

     15.8 AGENT IN INDIVIDUAL CAPACITY. WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their respective Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding Borrowers or their respective Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include WFF in its individual capacity.

     15.9 SUCCESSOR AGENT. Agent may resign as Agent upon 45 days notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

     15.10 LENDER IN INDIVIDUAL CAPACITY. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their respective Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

     15.11 WITHHOLDING TAXES.

          (a) All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, except as provided in this Section, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Borrower shall comply with the penultimate sentence of this
Section 15.11(a). "Taxes" shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding (i) any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income, capital, receipts or profits of any Lender, (ii) franchise or similar taxes, (iii) any non-United States taxes imposed by the jurisdictions under the laws of which the Lender or Agent, as the case may be, is organized, conducts business or has a present or former connection (other than by reason of the transactions contemplated hereby or by the other Loan Documents), or any political subdivision thereof, in effect on the Closing Date (or, in the case of (A) an Assignee, the date of the Assignment and Acceptance, (B) a successor Lender, the date such successor Lender becomes a Lender hereunder and (C) a successor Agent, the date of the appointment of such Agent) applicable to such Lender or Agent, as the case may be, but not excluding any United States withholding tax payable with respect to interest arising under any Loan Document as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance, the date such successor Lender becomes a Lender or the date of the appointment of such Agent),
(iv) any taxes that are attributable to such Lender's or Agent's failure to comply with the requirements of Section 15.11(b) and (v) all liabilities, penalties and interest with respect to any of the forgoing excluded taxes) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 15.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent's or such Lender's own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Borrower will furnish to Agent as promptly as is commercially reasonable after the date the payment of any Tax is due pursuant to applicable law certified copies of any tax receipts provided by the taxing authority evidencing such payment by any Borrower.

          (b) (i) Each Lender, Assignee, successor Lender, Agent or successor Agent that is not a "United States person" within the meaning of Section 7701(a)(30) of the IRC (each, a "Foreign Lender") shall deliver to the Administrative Borrower and Agent, on or prior to the date which is fifteen (15) Business Days after the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by a Borrower or any other Loan Party pursuant to this Agreement or any other Loan

Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by a Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to Administrative Borrower and Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the IRC, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the IRC, a certificate that establishes in writing to the Administrative Borrower and the Administrative Agent that such Foreign Lender is not (i) a "bank" as defined in
Section 881(c)(3)(A) of the IRC, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the IRC, or (iii) a Controlled Foreign Corporation related to a Borrower with the meaning of Section 864(d) of the IRC. Thereafter and from time to time, each such Foreign Lender shall (A) within a commercially reasonable period submit to the Administrative Borrower and Agent such additional duly and properly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Administrative Borrower and Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by a Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Administrative Borrower and Agent and (3) from time to time thereafter if reasonably requested by the Administrative Borrower or the Administrative Agent, and (B) within a commercially reasonable period notify the Administrative Borrower and Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

               (ii) The Borrowers shall not be required to pay any additional amount or any indemnity payment to (A) any Foreign Lender with respect to any taxes required to be deducted or withheld solely on the basis of the information, certificates or statements of exemption such Lender transmits pursuant to this Section 15.11(b) or (B) any Lender if such Lender shall have failed to satisfy the foregoing provisions of this Section 15.11(b).

          (c) If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, Lender agrees with and in favor of Agent and Borrowers, to deliver to Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower.

Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (d) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (b) or (c) of this Section 15.11 are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

          (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 15.11, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

          (f) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 15.11(a) with respect to such Lender, it will, if requested by the Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 15.11(a). In determining whether designating another lending office would cause such Lender or its lending office(s) to suffer economic disadvantage, such Lender shall disregard any economic disadvantage that the Administrative Borrower agrees, in form and substance reasonably satisfactory to such Lender, to indemnify and hold such Lender harmless therefrom. If, after such reasonable efforts by such Lender, such Lender does not so designate a different one of its lending offices so as to avoid the consequences of such event, then the Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment, and which assignee shall be reasonably acceptable to Agent). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.

     15.12 COLLATERAL MATTERS.

          (a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all non-contingent Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry),
(iii) constituting property in which none of any Borrower or any of its Restricted Subsidiaries owned any interest at the time the Agent's Lien was granted nor at any time thereafter, or (iv) constituting property leased to a Borrower or any of its Restricted Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers or any of their respective Restricted Subsidiaries, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

          (b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers or any of their respective Restricted Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

     15.13 RESTRICTIONS ON ACTIONS BY LENDERS; SHARING OF PAYMENTS.

          (a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers or any of their respective Restricted Subsidiaries or any deposit accounts of Borrowers or any of their respective Restricted Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

          (b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or
(ii) payments from Agent in excess of such Lender's ratable portion of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

     15.14 AGENCY FOR PERFECTION. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent's Liens in assets which, in accordance with Article 8 or
Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.

     15.15 PAYMENTS BY AGENT TO THE LENDERS. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

     15.16 CONCERNING THE COLLATERAL AND RELATED LOAN DOCUMENTS. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

     15.17 FIELD AUDITS AND EXAMINATION REPORTS; CONFIDENTIALITY; DISCLAIMERS BY LENDERS; OTHER REPORTS AND INFORMATION. By becoming a party to this Agreement, each Lender:

          (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

          (b) expressly agrees and acknowledges that neither the Borrowers nor the Agent (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall be liable for any information contained in any Report,

          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and their respective Restricted Subsidiaries and will rely significantly upon the books and records of Borrowers and their respective Restricted Subsidiaries, as well as on representations of Borrowers' and their respective Restricted Subsidiaries' personnel,

          (d) agrees to keep all Reports and other material, non-public information regarding Borrowers and their respective Restricted Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 16.7, and

          (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrowers and their respective Restricted Subsidiaries to Agent that has not been contemporaneously provided by Borrowers and their respective Restricted Subsidiaries to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrowers and their respective Restricted Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of the applicable Person the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from the applicable Person, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

     15.18 SEVERAL OBLIGATIONS; NO LIABILITY. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its

Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.  GENERAL PROVISIONS.

     16.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

     16.2 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

     16.3 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

     16.4 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

     16.5 COUNTERPARTS; ELECTRONIC EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

     16.6 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

     16.7 CONFIDENTIALITY. Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their respective Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the

Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group for matters in connection with this Agreement, (b) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 16.7, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Parent or Administrative Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or their respective Affiliates and Subsidiaries), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender's interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder and keep it confidential subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this
Section 16.7 shall survive for 2 years after the payment in full of the Obligations.

     16.8 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

     16.9 TB WOOD'S CORPORATION AS AGENT FOR BORROWERS. Each Borrower hereby irrevocably appoints TB Wood's Corporation as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Loan Party has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Term Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Term Loans and Letters of Credit and to exercise such other powers as are reasonably necessary to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral as herein provided, (b) the Lender Group's relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 16.9 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

                          [Signature pages to follow.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                        TB WOOD'S CORPORATION,
                                        a Delaware corporation, as Parent and
                                        a Borrower


                                        By: /s/ Joseph C. Horvath
                                            ------------------------------------
                                        Name: Joseph C. Horvath
                                              ----------------------------------
                                        Title: VP, CFO and Corporate Secretary
                                               ---------------------------------


                                        TB WOOD'S INCORPORATED,
                                        a Pennsylvania corporation, as a
                                        Borrower


                                        By: /s/ Joseph C. Horvath
                                            ------------------------------------
                                        Name: Joseph C. Horvath
                                              ----------------------------------
                                        Title: VP, CFO and Corporate Secretary
                                               ---------------------------------


                                        PLANT ENGINEERING CONSULTANTS, LLC,
                                        a Tennessee limited liability company,
                                        as a Borrower


                                        By: /s/ Joseph C. Horvath
                                            ------------------------------------
                                        Name: Joseph C. Horvath
                                              ----------------------------------
                                        Title: Treasurer and Secretary
                                               ---------------------------------


                                        TB WOOD'S ENTERPRISES, INC.,
                                        a Delaware corporation, as a Borrower


                                        By: /s/ Joseph C. Horvath
                                            ------------------------------------
                                        Name: Joseph C. Horvath
                                              ----------------------------------
                                        Title: President and Treasurer
                                               ---------------------------------

                      [SIGNATURE PAGE OF CREDIT AGREEMENT]

                                        WELLS FARGO FOOTHILL, INC.,
                                        a California corporation, as Agent and
                                        as a Lender


                                        By: /s/ Vincent J. Egan, Jr.
                                            ------------------------------------
                                        Name: Vincent J. Egan, Jr.
                                              ----------------------------------
                                        Title: VP
                                               ---------------------------------

                      [SIGNATURE PAGE OF CREDIT AGREEMENT]

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.  DEFINITIONS AND CONSTRUCTION.........................................     1
    1.1   Definitions....................................................     1
    1.2   Accounting Terms...............................................     2
    1.3   Code...........................................................     2
    1.4   Construction...................................................     2
    1.5   Schedules and Exhibits.........................................     2

2.  LOAN AND TERMS OF PAYMENT............................................     2
    2.1   Intentionally Omitted..........................................     2
    2.2   Term Loans.....................................................     2
    2.3   Borrowing Procedures...........................................     3
    2.4   Payments.......................................................     3
    2.5   Intentionally Omitted..........................................     6
    2.6   Interest Rates and Letter of Credit Fee: Rates, Payments,
          and Calculations...............................................     6
    2.7   Cash Management................................................     7
    2.8   Crediting Payments.............................................     8
    2.9   Designated Account.............................................     8
    2.10  Maintenance of Loan Account; Statements of Obligations.........     8
    2.11  Fees...........................................................     8
    2.12  Letters of Credit..............................................     9
    2.13  LIBOR Option...................................................    11
    2.14  Capital Requirements...........................................    12
    2.15  Joint and Several Liability of Borrowers.......................    13

3.  CONDITIONS; TERM OF AGREEMENT........................................    15
    3.1   Conditions Precedent to the Initial Extension of Credit........    15
    3.2   Intentionally Omitted..........................................    15
    3.3   Term...........................................................    15
    3.4   Effect of Termination..........................................    15
    3.5   Early Termination by Borrowers.................................    16
    3.6   Conditions Subsequent to the Initial Extension of Credit.......    16

4.  REPRESENTATIONS AND WARRANTIES.......................................    17
    4.1   No Encumbrances................................................    17
    4.2   Eligible Accounts..............................................    17
    4.3   Eligible Inventory.............................................    17

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page
                                                                            ----
    4.4   Equipment......................................................    17
    4.5   Location of Inventory and Equipment............................    17
    4.6   Inventory Records..............................................    17
    4.7   State of Incorporation; Location of Chief Executive Office;
          Organizational Identification Number; Commercial Tort Claims...    17
    4.8   Due Organization and Qualification; Restricted Subsidiaries....    18
    4.9   Due Authorization; No Conflict.................................    18
    4.10  Litigation.....................................................    20
    4.11  No Material Adverse Change.....................................    20
    4.12  Fraudulent Transfer............................................    20
    4.13  Employee Compliance............................................    20
    4.14  Environmental Condition........................................    21
    4.15  Intellectual Property..........................................    21
    4.16  Leases.........................................................    21
    4.17  Deposit Accounts and Securities Accounts.......................    21
    4.18  Complete Disclosure............................................    21
    4.19  Indebtedness...................................................    22
    4.20  Material Contracts.............................................    22

5.  AFFIRMATIVE COVENANTS................................................    22
    5.1   Accounting System..............................................    22
    5.2   Collateral Reporting...........................................    22
    5.3   Financial Statements, Reports, Certificates....................    22
    5.4   Intentionally Omitted..........................................    22
    5.5   Inspection.....................................................    22
    5.6   Maintenance of Properties......................................    23
    5.7   Taxes..........................................................    23
    5.8   Insurance......................................................    23
    5.9   Location of Inventory and Equipment............................    24
    5.10  Compliance with Laws...........................................    24
    5.11  Leases.........................................................    24
    5.12  Existence......................................................    24
    5.13  Environmental..................................................    24
    5.14  Intentionally Omitted..........................................    25

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page
                                                                            ----
    5.15  Control Agreements.............................................    25
    5.16  Formation of Subsidiaries......................................    25
    5.17  Real Property..................................................    25
    5.18  ERISA Compliance...............................................    26
    5.19  Payment of Senior Subordinated Notes...........................    26

6.  NEGATIVE COVENANTS...................................................    27
    6.1   Indebtedness...................................................    27
    6.2   Liens..........................................................    28
    6.3   Restrictions on Fundamental Changes............................    28
    6.4   Disposal of Assets.............................................    29
    6.5   Change Name....................................................    29
    6.6   Nature of Business.............................................    29
    6.7   Prepayments and Amendments.....................................    29
    6.8   Intentionally Omitted..........................................    29
    6.9   Intentionally Omitted..........................................    29
    6.10  Intentionally Omitted..........................................    29
    6.11  Fiscal Year....................................................    29
    6.12  Investments....................................................    29
    6.13  Transactions with Affiliates...................................    30
    6.14  Use of Proceeds................................................    30
    6.15  Intentionally Omitted..........................................    31
    6.16  Financial Covenants............................................    31
    6.17  Acquisition Documents..........................................    31
    6.18  Intentionally omitted..........................................    31
    6.19  Governing Documents............................................    31
    6.20  Real Property Collateral.......................................    31

7.  EVENTS OF DEFAULT....................................................    32

8.  THE LENDER GROUP'S RIGHTS AND REMEDIES...............................    34
    8.1   Rights and Remedies............................................    34
    8.2   Remedies Cumulative............................................    34

9.  TAXES AND EXPENSES...................................................    34

10. WAIVERS; INDEMNIFICATION.............................................    35
    10.1  Demand; Protest; etc...........................................    35

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page
                                                                            ----
    10.2  The Lender Group's Liability for Collateral....................    35
    10.3  Indemnification................................................    35

11. NOTICES..............................................................    36

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER...........................    37

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS...........................    37
    13.1  Assignments and Participations.................................    37
    13.2  Successors.....................................................    39

14. AMENDMENTS; WAIVERS..................................................    40
    14.1  Amendments and Waivers.........................................    40
    14.2  Replacement of Holdout Lender..................................    40
    14.3  No Waivers; Cumulative Remedies................................    41

15. AGENT; THE LENDER GROUP..............................................    41
    15.1  Appointment and Authorization of Agent.........................    41
    15.2  Delegation of Duties...........................................    42
    15.3  Liability of Agent.............................................    42
    15.4  Reliance by Agent..............................................    42
    15.5  Notice of Default or Event of Default..........................    42
    15.6  Credit Decision................................................    43
    15.7  Costs and Expenses; Indemnification............................    43
    15.8  Agent in Individual Capacity...................................    44
    15.9  Successor Agent................................................    44
    15.10 Lender in Individual Capacity..................................    44
    15.11 Withholding Taxes..............................................    44
    15.12 Collateral Matters.............................................    47
    15.13 Restrictions on Actions by Lenders; Sharing of Payments........    47
    15.14 Agency for Perfection..........................................    48
    15.15 Payments by Agent to the Lenders...............................    48
    15.16 Concerning the Collateral and Related Loan Documents...........    48
    15.17 Field Audits and Examination Reports; Confidentiality;
          Disclaimers by Lenders; Other Reports and Information..........    48
    15.18 Several Obligations; No Liability..............................    49

16. GENERAL PROVISIONS...................................................    49
    16.1  Effectiveness..................................................    49

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page
                                                                            ----
    16.2  Section Headings...............................................    49
    16.3  Interpretation.................................................    49
    16.4  Severability of Provisions.....................................    50
    16.5  Counterparts; Electronic Execution.............................    50
    16.6  Revival and Reinstatement of Obligations.......................    50
    16.7  Confidentiality................................................    50
    16.8  Integration....................................................    51
    16.9  TB Wood's Corporation as Agent for Borrowers...................    51

                             EXHIBITS AND SCHEDULES

Exhibit A-1        Form of Assignment and Acceptance
Exhibit B-1        Form of Borrowing Base Certificate
Exhibit C-1        Form of Compliance Certificate
Exhibit L-1        Form of LIBOR Notice

Schedule A-1       Agent's Account
Schedule C-1       Commitments
Schedule D-1       Designated Account
Schedule P-1       Permitted Liens
Schedule P-2       Permitted Investments
Schedule R-1       Real Property Collateral
Schedule 1.1       Definitions
Schedule 2.7(a)    Cash Management Banks
Schedule 2.12      Existing Letters of Credit
Schedule 3.1       Conditions Precedent
Schedule 4.5(a)    Inventory and Equipment Stored with Bailees or Warehousemen
Schedule 4.5(b)    Locations of Inventory and Equipment
Schedule 4.7(a)    States of Organization
Schedule 4.7(b)    Chief Executive Offices
Schedule 4.7(c)    Organizational Identification Numbers
Schedule 4.7(d)    Commercial Tort Claims
Schedule 4.8(b)    Capitalization of Borrowers
Schedule 4.8(c)    Capitalization of Borrowers' Restricted Subsidiaries
Schedule 4.10      Litigation
Schedule 4.13(a)   ERISA Plans
Schedule 4.14      Environmental Matters
Schedule 4.17      Deposit Accounts and Securities Accounts
Schedule 4.19      Permitted Indebtedness
Schedule 5.2       Collateral Reporting
Schedule 5.3       Financial Statements, Reports, Certificates

                                  SCHEDULE 1.1

As used in the Agreement, the following terms shall have the following definitions:

          "Account" means an account (as that term is defined in the Code).

          "Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.

          "Acquisition Documents" means the Merger Agreement and the other documents, instruments and agreements executed and delivered in connection with the Acquisition Transactions, or otherwise relating thereto.

          "Acquisition Transactions" means the transactions contemplated by the Tender Offer and the Merger Agreement.

          "Additional Notes" has the meaning specified therefor in the recitals to the Agreement.

          "Administrative Borrower" has the meaning specified therefor in
Section 16.9.

          "Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.13 hereof: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a general partner or joint venturer shall be deemed an Affiliate of such Person.

          "Agent" has the meaning specified therefor in the preamble to the Agreement.

          "Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

          "Agent's Account" means the Deposit Account of Agent identified on Schedule A-1.

          "Agent's Liens" means the Liens granted by Borrowers and their respective Restricted Subsidiaries to Agent under the Loan Documents.

          "Agreement" means the Credit Agreement to which this Schedule 1.1 is attached.

          "Altra Holdings" has the meaning specified therefor in the recitals to the Agreement.

          "Altra Industrial" has the meaning specified therefor in the recitals to the Agreement.

          "Altra Senior Credit Agreement" means that certain Credit Agreement dated as of November 30, 2004 among Altra Industrial, the Subsidiaries of Altra Industrial party thereto, Wells

Fargo Foothill, Inc., as agent, and the lenders party thereto, as the same may be amended, restated, supplemented or modified from time to time.

          "Applicable Prepayment Premium" has the meaning specified therefore in the Fee Letter.

          "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business, consistent with past practice), assignment or other transfer of:

          (a) any Stock of any Borrower or any of its Restricted Subsidiaries;
or

          (b) any other property or assets of any Borrower or any of its Restricted Subsidiaries other than in the ordinary course of business, consistent with past practice;

          provided, that Asset Sales shall not include:

          (1) a transaction or series of related transactions for which the applicable Loan Party received aggregate consideration of less than $2,500,000;

          (2) a transaction included in the definition of Permitted Investment;

          (3) the sale of Cash Equivalents;

          (4) the creation of a Permitted Lien (but not the sale or other disposition of the property subject to such Lien); and

          (5) a transfer from a Loan Party to another Loan Party.

          "Assignee" has the meaning specified therefor in Section 13.1(a).

          "Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

          "Authorized Person" means any officer or employee of Administrative Borrower.

          "Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

          "Base LIBOR Rate" means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

          "Base Rate" means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

          "Base Rate Loan" means the portion of the Obligations that bears interest at a rate determined by reference to the Base Rate.

          "Base Rate Margin" means 0.25 percentage points.

          "Board of Directors" means the board of directors (or comparable managers or other equivalents) of any Borrower or any of its Restricted Subsidiaries or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers or other equivalents).

          "Borrower" and "Borrowers" have the respective meanings specified therefor in the preamble to the Agreement.

          "Borrowing Base" means, as of any date of determination, the result of:

          (a) 85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

          (b) 65% of the net book value of Eligible Inventory, plus

          (c) 50% of the Eligible Equipment Book Value.

          "Borrowing Base Certificate" means a certificate in the form of Exhibit B-1.

          "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

          "Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

          "Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

          "Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

          "Cash Disposition Instruction" has the meaning specified therefor in
Section 2.7(b).

          "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States, any state thereof or the District of Columbia or the United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of net less than $250,000,000, provided that such repurchase obligations have a term of not more than seven (7) days and are securities that otherwise satisfy the criteria in clause (a) or (d) above, and (g) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.

          "Cash Management Account" has the meaning specified therefor in
Section 2.7(a).

          "Cash Management Agreements" means those certain cash management agreements, in form and substance reasonably satisfactory to Agent, each of which is among a Borrower or one of its Restricted Subsidiaries, Agent, and one of the Cash Management Banks.

          "Cash Management Bank" has the meaning specified therefor in Section 2.7(a).

          "Cash Sweep Instruction" has the meaning specified therefor in Section 2.7(b).

          "Change of Control" means that (a) after consummation of the Merger, Altra Industrial fails to own or control, directly or indirectly, 100% of the Stock of Parent having the right to vote for the election of members of the Board of Directors thereof or (b) except for transactions permitted under
Section 6.3 or Section 6.4, any Borrower fails to own or control, directly or indirectly, 100% of the Stock of each of its Subsidiaries that are Borrowers or Restricted Subsidiaries (after giving effect to the Acquisition Transactions) having the right to vote for the election of members of the Board of Directors thereof.

          "Closing Date" means the date of the making of the Term Loans hereunder or the date on which Agent sends Administrative Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.

          "Code" means the New York Uniform Commercial Code, as in effect from time to time.

          "Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrowers or any of their respective Restricted Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

          "Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower's or any of their respective Restricted Subsidiaries' books and records, Equipment or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

          "Collateral Cushion" means, as of any date of determination, the excess, if any, of (a) Borrowing Base over (b) the sum of (i) the aggregate outstanding principal balance of the Term Loans on such date, plus (ii) the aggregate outstanding principal balance of the LC Obligations on such date, plus (iii) the Letter of Credit Usage on such date.

          "Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

          "Commitment" means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of
Section 13.1.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer, controller, treasurer, vice president of finance or another officer performing comparable duties to those typically granted to any of the foregoing of Parent to Agent.

          "Consolidated EBITDA" means, with respect to any fiscal period, the sum (without duplication) of:

          (a) Consolidated Net Income; and

          (b) to the extent Consolidated Net Income has been reduced thereby:

               (i) all income taxes paid or accrued in accordance with GAAP for such period;

               (ii) Interest Expense and interest attributable to write-offs of deferred financing costs;

               (iii) non-cash non-recurring charges;

               (iv) cash non-recurring charges in an aggregate amount not to exceed $1,000,000 in any fiscal year; and

               (v) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period;

          all as determined on a consolidated basis in accordance with GAAP.

          "Consolidated Net Income" means, for any period, the aggregate net income (or loss) of Parent and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, that there shall be excluded therefrom (to the extent otherwise included therein):

          (a) gains from Asset Sales and extraordinary gains, in each case together with any provision for taxes on such gains;

          (b) the net income (but not loss) of any Subsidiary of Parent to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise;

          (c) the net income (but not loss) of any Person, other than a Borrower or a Restricted Subsidiary of any Borrower, except to the extent of cash dividends or distributions paid to any Borrower or any of its Restricted Subsidiaries by such Person;

          (d) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Closing Date;

          (e) income or loss attributable to discontinued operations (including without limitation, operations disposed of during such period whether or not such operations were classified or discontinued);

          (f) all gains realized on or because of the purchase or other acquisition by any Borrower, or any of their respective Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

          (g) the cumulative effect of a change in accounting principles; and

          (h) in the case of a successor to Parent by consolidation or merger or as a transferee of the Parent's assets, any earnings of the successor corporation prior to such consolidations, merger or transfer of assets.

          "Consolidated Non-cash Charges" mean, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its consolidated Subsidiaries to the extent they reduce Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge that requires an accrual of or a reserve for cash charges for any future period).

          "Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Borrower or one of their respective Restricted Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

          "Controlled Foreign Corporation" means "controlled foreign corporation" as defined in the IRC.

          "Copyright Security Agreement" has the meaning specified therefor in the Security Agreement.

          "Daily Balance" means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

          "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

          "Defaulting Lender" means any Lender that fails to make any extension of credit that it is required to make hereunder on the date that it is required to do so hereunder.

          "Defaulting Lender Rate" means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

          "Deposit Account" means any deposit account (as that term is defined in the Code).

          "Designated Account" means the Deposit Account of Administrative Borrower identified on Schedule D-1.

          "Designated Account Bank" has the meaning specified therefor in Schedule D-1.

          "Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 180 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers' Accounts during such period, by (b) Borrowers' billings with respect to Accounts during such period.

          "Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5.0%.

          "Disposition" has the meaning specified therefor in Section 6.4.

          "Dollars" or "$" means United States dollars.

          "EBITDA" means, with respect to any fiscal period and any Person, such Person's and its Subsidiaries' consolidated net earnings (or loss), minus extraordinary gains and interest income, plus interest expense, income taxes, and depreciation and amortization for such period, in each case, as determined in accordance with GAAP.

          "Eligible Accounts" means those Accounts created by a Borrower in the ordinary course of its business, that arise out of its sale of goods or rendition of services, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date; provided, further, however, that Agent shall use commercially reasonable efforts to notify Administrative Borrower at or before the time such eligibility criteria are revised. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

          (a) Accounts that the Account Debtor (i) has failed to pay within 90 days (or, with respect to Accounts with selling terms of more than 60 days, 105 days) after the original invoice date, (ii) are more than 60 days after the due date, or (iii) Accounts with selling terms of more than 120 days,

          (b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

          (c) Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

          (d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

          (e) Accounts that are not payable in Dollars,

          (f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless
(x) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (y) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

          (g) Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States or any state of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC Section 3727, or any similar state or local law, if applicable),

          (h) Accounts with respect to which the Account Debtor claims a credit from any Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

          (i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that as to the following Account Debtor, a percentage limitation of 20% (in lieu of 10%) shall apply for purposes hereof: Motion Industries; provided, further, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

          (j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, or as to which a Borrower has received written notice of an imminent Insolvency Proceeding of such Account Debtor,

          (k) Accounts with respect to which the Account Debtor is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Agent, in its Permitted Discretion, to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,

          (l) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition,

          (m) Accounts that are not subject to a valid and perfected first priority Agent's Lien,

          (n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or

          (o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services.

          "Eligible Equipment" means the Equipment of Borrowers located at the locations identified on Schedules 4.5(a) and 4.5(b) hereto, as such schedules may be amended or supplemented from time to time in accordance with the Agreement.

          "Eligible Equipment Book Value" means the net book value of the Eligible Equipment, such value to be as determined from time to time by a qualified appraisal company selected by Agent, net of all related costs and expenses.

          "Eligible Finished Goods Inventory" means Inventory of Borrowers consisting of first quality finished goods held for sale in the ordinary course of Borrowers' business and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date; provided, further, however, that Agent shall use commercially reasonable efforts to notify Administrative Borrower at or before the time such eligibility criteria are revised. In determining the amount to be so included, Inventory shall be valued (unless otherwise agreed to by Agent in its sole discretion) at the lower of cost computed on a first-in first-out basis in accordance with GAAP or market value on a basis consistent with Borrowers' historical accounting practices. An item of Inventory shall not be included in Eligible Finished Goods Inventory if:

          (a) a Borrower does not have good, valid, and marketable title thereto,

          (b) it is not located at one of the locations in the continental United States set forth on Schedules 4.5(a) and 4.5(b), as such schedules may be amended from time to time in accordance with the Agreement (or in-transit from one such location to another such location),

          (c) it is not subject to a valid and perfected first priority Agent's Lien,

          (d) it consists of goods returned or rejected by a Borrower's customers, or

          (e) it consists of goods that are obsolete or slow moving, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Borrower's business, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment.

          "Eligible Inventory" means, collectively, Eligible Finished Goods Inventory and Eligible Raw Materials Inventory.

          "Eligible Raw Materials Inventory" means Inventory of Borrowers consisting of first quality raw materials to be used in Borrowers' production process and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date; provided, further, however, that Agent shall use commercially reasonable efforts to notify Administrative Borrower at or before the time such eligibility criteria are revised. In determining the amount to be so included, Inventory shall be valued (unless otherwise agreed to by Agent in its sole discretion) at the lower of cost computed on a first-in first-out basis in accordance with GAAP or market value on a basis consistent with Borrowers' historical accounting practices. An item of Inventory shall not be included in Eligible Raw Materials Inventory if:

          (a) a Borrower does not have good, valid, and marketable title thereto,

          (b) it is not located at one of the locations in the continental United States set forth on Schedules 4.5(a) and 4.5(b), as such schedules may be amended or supplemented from time to time in accordance with the Agreement (or in-transit from one such location to another such location),

          (c) it is not subject to a valid and perfected first priority Agent's Lien, or

          (d) it consists of goods that are obsolete or slow moving, work-in-process, finished goods, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Borrower's business, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment.

          "Eligible Transferee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (which approval of Administrative Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Agent.

          "Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding or judgment from any Governmental Authority, or any third party alleging violations of Environmental Laws or releases of Hazardous Materials in violation of Environmental Laws from (a) any assets, properties, or businesses of any Borrower, any of their respective Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or
(c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any of their respective Subsidiaries, or any of their predecessors in interest.

          "Environmental Claim" has the meaning specified therefore in Section 4.14.

          "Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Borrower or any of their respective Subsidiaries, relating to the environment, or the effect of the environment on employee health, in each case as amended from time to time.

          "Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

          "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.

          "Equipment" means equipment (as that term is defined in the Code).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, from time to time, and the regulations promulgated thereunder.

          "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations", under "common control" or an "affiliated service group" with any Borrower or any of its Restricted Subsidiaries within the meaning of Section 414(b), (c) or (m) of the IRC, required to be aggregated with any Borrower or any of its Restricted Subsidiaries under Section 414(o) of the IRC, or is under "common control" with any Borrower or any of its Restricted Subsidiaries, within the meaning of Section 4001(a)(14) of ERISA.

          "ERISA Event" means (a) a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) a withdrawal by any Borrower, any of their respective Restricted Subsidiaries, or any ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (c) the withdrawal of any Borrower, any of their respective Restricted Subsidiaries, or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Borrower, any of their respective Restricted Subsidiaries, or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under
Section 4041(c) of ERISA, or the treatment of a plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) the imposition of liability on any Borrower, any of their respective Restricted Subsidiaries, or any ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (f) the failure by any Borrower, any of their respective Restricted Subsidiaries, or any ERISA Affiliate to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the IRC with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the IRC) or the failure to make by its due date a required installment under Section 412(m) of the IRC with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (g) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the imposition of any material liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, any of their respective Restricted Subsidiaries or any ERISA Affiliate; (i) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the IRC with respect to any Pension Plan; (j) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Borrower, or any of their respective Restricted Subsidiaries, may be directly or indirectly liable and which is reasonably expected to result in a material liability to any

Borrower or any of its Restricted Subsidiaries; (k) the occurrence of an act or omission which could give rise to the imposition on any Borrower, any of their respective Restricted Subsidiaries, or any ERISA Affiliate of material fines, material penalties, material taxes or material related charges under Chapter 43 of the IRC or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (l) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Borrower or any of its Restricted Subsidiaries in connection with any such Plan; (m) receipt from the Internal Revenue Service of notice of the failure of any Qualified Plan to qualify under
Section 401(a) of the IRC, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the IRC; or (n) the imposition of any lien on any of the rights, properties or assets of any Borrower, any of their respective Restricted Subsidiaries, or any ERISA Affiliate, in either case pursuant to Section 302(f) of ERISA or Title IV of ERISA or to the penalty or excise tax provisions of the IRC or to Section 401(a)(29) or 412(n) of the IRC.

          "Event of Default" has the meaning specified therefor in Section 7.

          "Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

          "Existing Letters of Credit" means the Letters of Credit set forth on
Schedule 2.12 hereto.

          "Extraordinary Receipts" means any cash received by Parent or any of its Subsidiaries not in the ordinary course of business, including (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance (including key man life insurance and business interruption insurance, but excluding any casualty insurance), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) indemnity payments, and (f) any purchase price adjustment received in connection with any purchase agreement.

          "FAC" has the meaning specified therefor in the recitals to the Agreement.

          "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of a Loan Party acting reasonably and in good faith, and shall be evidenced by a resolution of such Loan Party's Board of Directors.

          "Fee Letter" means that certain fee letter between Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

          "Fixed Charges" means with respect to Parent and its Subsidiaries for any period, the sum, without duplication, of (a) Interest Expense, (b) principal payments required to be paid during such period in respect of Indebtedness, and
(c) all federal, state, and local income taxes accrued for such period.

          "Fixed Charge Coverage Ratio" means, with respect to Parent and its Subsidiaries for any period, the ratio of (a) Consolidated EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.

          "Foreign Lender" has the meaning specified therefore in Section 15.11(b)(i).

          "Funding Losses" has the meaning specified therefor in Section 2.13(b)(ii).

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

          "Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

          "Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

          "Guarantors" means each Restricted Subsidiary of Parent that is not a Borrower and each other Subsidiary of Parent that executes a joinder to the Guaranty after the Closing Date in accordance with Section 5.16; and "Guarantor" means any one of them.

          "Guaranty" means that certain general continuing guaranty executed and delivered by each Guarantor in favor of Agent for the benefit of the Lender Group, in form and substance satisfactory to Agent.

          "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity," (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

          "Hedge Agreement" means any and all agreements, or documents now existing or hereafter entered into by a Borrower or any of their respective Restricted Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging a Borrower's or any of their respective Restricted Subsidiaries' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

          "Holdout Lender" has the meaning specified therefor in Section
14.2(a).

          "Indebtedness" means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed (with the amount of such Indebtedness being the lesser of the Indebtedness secured thereby or the book value of the assets constituting security therefor), (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

          "Indenture" has the meaning specified therefor in the recitals to the Agreement.

          "Indenture Documents" means the Indenture, the Indenture Supplement, the Senior Notes, the Collateral Agreements (as defined in the Indenture), and all other documents, instruments and agreements executed or delivered by any of the Parent and its Subsidiaries in connection therewith.

          "Indenture Supplement" has the meaning specified therefor in the recitals to the Agreement.

          "Indemnified Liabilities" has the meaning specified therefor in
Section 10.3.

          "Indemnified Person" has the meaning specified therefor in Section
10.3.

          "Independent Financial Advisor" means a nationally-recognized accounting, appraisal or investment banking firm: (i) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in Parent; and (ii) that, in the judgment of the Board of Directors of Parent, is otherwise independent and qualified to perform the task for which it is to be engaged.

          "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and including the appointment of a trustee, receiver, administrative receiver, administrator or similar officer.

          "Intercompany Subordination Agreement" means a subordination agreement executed and delivered by Borrowers, each of their respective Restricted Subsidiaries and Agent, the form and substance of which is reasonably satisfactory to Agent.

          "Intercreditor Agreement" means the Intercreditor Agreement dated as of November 30, 2004, as amended and restated as of the date hereof, among WFF, in its capacity as agent hereunder, WFF, in its capacity as agent under the Altra Senior Credit Agreement, and Trustee, as amended, modified, supplemented or restated from time to time.

          "Interest Expense" means, for any period, the aggregate of the interest expense of Parent and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and including, without duplication, (a) all amortization or accretion of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by Parent and its Restricted Subsidiaries during such period; and (c) net cash costs under all Interest Swap Obligations (including amortization of fees).

          "Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

          "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

          "Inventory" means inventory (as that term is defined in the Code).

          "Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers, directors, employees and consultants of such Person made in the ordinary course of business, and (b) extensions of trade credit arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "IRC" means the Internal Revenue Code of 1986, as in effect from time to time, and the regulations promulgated thereunder.

          "Issuing Lender" means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent (not to be unreasonably withheld, conditioned or delayed), agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12 with respect to the Existing Letters of Credit.

          "L/C" has the meaning specified therefor in Section 2.12(a).

          "L/C Disbursement" means a payment made by the Issuing Lender pursuant to a Letter of Credit.

          "LC Obligations" has the meaning specified therefor in Section
2.12(a).

          "L/C Undertaking" has the meaning specified therefor in Section
2.12(a).

          "Lender" and "Lenders" have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.

          "Lender Group" means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

          "Lender Group Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by any Borrower or any of its Restricted Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with any Borrower or any of its Restricted Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with any Borrower or any of its Restricted Subsidiaries, (h) Agent's and each Lender's reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent's and each Lender's reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Borrower or any of its Restricted Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

          "Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.

          "Letter of Credit" means an L/C or an L/C Undertaking, as the context requires.

          "Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

          "LIBOR Deadline" has the meaning specified therefor in Section 2.13(b)(i).

          "LIBOR Notice" means a written notice in the form of Exhibit L-1.

          "LIBOR Option" has the meaning specified therefor in Section 2.13(a).

          "LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by
(b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

          "LIBOR Rate Loan" means each portion of an Obligation that bears interest at a rate determined by reference to the LIBOR Rate.

          "LIBOR Rate Margin" means 1.75 percentage points.

          "Lien" means, with respect to any asset, any mortgage, lien (statutory or other), charge, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or other security interest in, on or of such asset to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise, and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

          "Limiter Excess" has the meaning specified therefor in Section 2.4(d)(i).

          "Loan Account" has the meaning specified therefor in Section 2.10.

          "Loan Documents" means the Agreement, the Cash Management Agreements, the Copyright Security Agreement, the Control Agreements, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, executed by any Loan Party in connection with the Agreement, and any other agreement entered into, now or in the future, by any Loan Party and the Lender Group in connection with the Agreement.

          "Loan Parties" means, collectively, Borrowers and Guarantors, and "Loan Party" means any one of them.

          "M&T Facility" has the meaning specified therefor in the recitals to the Agreement.

          "Material Adverse Change" means (a) a material adverse change in the business, operations, assets, liabilities or condition (financial or otherwise) of Borrowers and their Restricted Subsidiaries, taken as a whole, (b) a material impairment of a Borrower's or any of its Restricted Subsidiaries' ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent's Liens with respect to the Collateral as a result of an action or failure to act on the part of a Borrower or a Restricted Subsidiary of a Borrower.

          "Material Contract" means, with respect to any Person, any contract or agreement, whether entered into as of the Closing Date or after the Closing Date, if the breach of any such contract or agreement or the failure of any such contract or agreement to be in full force and effect could be reasonably expected to result in a Material Adverse Change.

          "Maturity Date" has the meaning specified therefor in Section 3.3.

          "Merger" has the meaning specified therefor in the recitals to the Agreement.

          "Merger Agreement" has the meaning specified therefor in the recitals to the Agreement.

          "Moody's" has the meaning specified therefore in the definition of Cash Equivalents.

          "Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by any Borrower or any of its Restricted Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

          "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) to which any Borrower, any of its Restricted Subsidiaries, or any ERISA Affiliate makes, is making, is obligated, or within the last six years has been obligated, to make contributions.

          "Net Cash Proceeds" means (a) with respect to the sale or issuance by any Person of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person in connection therewith, after deducting therefrom only (i) costs and expenses related thereto incurred by such Person in connection therewith (including, without limitation, legal, accounting and investment banking fees, and underwriting discounts and commissions), (ii) transfer taxes paid by such Person in connection therewith and (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), and (b) with respect to any sale or disposition by any Person thereof of property or assets, the amount of Collections received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such disposition, (ii) reasonable expenses related thereto incurred by such Person in connection therewith, and (iii) taxes paid or payable to any taxing authorities by such Person in connection therewith, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate and are properly attributable to such transaction.

          "Obligations" means all loans, Term Loans, LC Obligations, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers' Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

          "Originating Lender" has the meaning specified therefor in Section 13.1(e).

          "Parent" has the meaning specified therefor in the preamble to the Agreement.

          "Participant" has the meaning specified therefor in Section 13.1(e).

          "Patent Security Agreement" has the meaning specified therefore in the Security Agreement.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Pension Plan" means an employee pension benefit plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan (a) that is or has within the last six years maintained or sponsored by any Borrower, any of its Restricted Subsidiaries, or any ERISA Affiliate or to which any Borrower, any of its Restricted Subsidiaries, or any ERISA Affiliate has within the last six years made, or was obligated to make, contributions, and (b) that is or was subject to Section 412 of the IRC, Section 302 of ERISA or Title IV of ERISA.

          "Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

          "Permitted Dispositions" means:

          (a) Disposition of assets that are substantially worn, damaged, or obsolete in the ordinary course of business,

          (b) sales of Inventory in the ordinary course of business including intercompany sales at transfer prices, prescribed by the IRC,

          (c) the use or transfer of money or Cash Equivalents,

          (d) the licensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

          (e) the transfer of assets from any Loan Party to another Loan Party,

          (f) Dispositions permitted by Sections 6.3 and 6.12 and Liens permitted by Section 6.2,

          (g) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of any Borrower or any of the Restricted Subsidiaries,

          (h) the transfer of assets (i) among the Borrowers and the Restricted Subsidiaries and (ii) from the Borrowers and the Restricted Subsidiaries to Unrestricted Subsidiaries, provided that any sale, transfer or disposition pursuant to this clause (ii) for a cash price less than the Fair Market Value of such assets shall be deemed to be an Investment subject to Section 6.12;

          (i) Disposition of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

          (j) Dispositions of accounts receivable that are not Eligible Accounts in connection with the collection or compromise thereof;

          (k) subject to Section 2.4(d) and Section 5.8 of the Agreement, transfers of property arising directly from condemnation and casualty events; and

          (l) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Dispositions not otherwise permitted in clauses (a) through (k) so long as (i) after giving effect thereto, the Fair Market Value of the assets so disposed would not exceed $5,000,000 in the aggregate during the term of the Agreement, (ii) Administrative Borrower shall have given Agent at least five (5) days prior written notice of its intent to make a Disposition subject to this clause (l), such notice to describe the assets that Borrowers intend to dispose of, and (iii) 100% of the net book value of the proceeds from such Dispositions shall be used to pay any outstanding LC Obligations and Term Loans in accordance with Section 2.4(d)(ii).

          "Permitted Investments" means:

          (a) Investments in cash and Cash Equivalents,

          (b) Investments in negotiable instruments for collection,

          (c) advances made in connection with purchases of goods or services in the ordinary course of business,

          (d) Investments received in settlement of amounts due to any Borrower or any Restricted Subsidiary effected in the ordinary course of business or owing to any Borrower or any Restricted Subsidiary as a result of Insolvency Proceedings involving an Account Debtor, supplier or in respect of any other Investment or upon the foreclosure or enforcement of any Lien in favor of a Borrower or a Restricted Subsidiary;

          (e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Investments by any Loan Party in a newly created Restricted Subsidiary that is or immediately after such Investment will be a Guarantor;

          (f) Investments among Borrowers and the Restricted Subsidiaries;

          (g) Investments in the Senior Notes, the Unsecured Notes and under the Altra Senior Credit Agreement;

          (h) Hedge Agreements entered into in the ordinary course of Loan Parties' businesses and otherwise permitted under the Agreement;

          (i) Investments consisting of consideration received by a Loan Party as a result of a Permitted Disposition;

          (j) Investments existing on the Closing Date and disclosed in Schedule P-2 hereto and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased by the terms of such Investment and such modification, replacement, renewal or extension is otherwise permitted by Section 6.12;

          (k) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions, and Capital Expenditures permitted under Sections 6.1, 6.2, 6.3, 6.4, and 6.16(b), respectively;

          (l) the Acquisition Transactions;

          (m) Guarantees by Borrowers or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

          (n) loans and advances to employees, officers and directors of Parent or any of its Subsidiaries, in the ordinary course of business, consistent with past practice, for bona fide business purposes and in accordance with applicable laws, in an aggregate amount not to exceed $500,000 at any time outstanding;

          (o) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Investments in any Unrestricted Subsidiary by any Loan Party, provided that (i) the aggregate amount of such Investments at any time outstanding does not exceed $10,000,000 (valued at cost at the time of making thereof, which for purposes of Dispositions pursuant to clause (h)(ii) of the definition of Permitted Dispositions shall be deemed to be the amount by which the Fair Market Value exceeds the price received in cash, net of return of return of capital, dividends, principal or similar amounts) and (ii) after giving effect to each such Investment, Borrowers shall have a Collateral Cushion of at least $2,500,000;

          (p) loans and advances to Parent and the distribution or declaration or payment of dividends on Parent's Stock to Altra Industrial, and

          (q) other Investments that (net of any cash repayment of or return on such Investments theretofore received) do not exceed $2,500,000 in any fiscal year so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect to each such Investment, Borrowers shall have a Collateral Cushion of not less than $2,500,000.

          "Permitted Liens" means:

          (a) Liens held by Agent or Lenders to secure the Obligations,

          (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default and for which the underlying taxes, assessments, charges or levies are the subject of Permitted Protests,

          (c) Liens set forth on Schedule P-1,

          (d) judgment Liens that do not constitute an Event of Default under
Section 7.7 of the Agreement,

          (e) the interests of lessors, sublessors or licensors under operating leases,

          (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof,

          (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers or other similar Liens imposed by operation of law or pursuant to customary reservations or retentions of title, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

          (h) Liens on cash, securities or similar instruments deposited (or Liens securing any letter of credit issued in respect of) (i) worker's compensation, unemployment insurance, and other types of social security, or similar obligations, (ii) the making or entering into of bids, tenders, leases, statutory obligations, contracts and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money, or (iii) performance, return of money, surety or appeal or similar bonds in connection with obtaining such bonds in the ordinary course of business,

          (i) with respect to any Real Property, easements, rights of way, title defects and irregularities, and zoning and other applicable municipal or governmental restrictions that (i) do not materially interfere with or impair the use or operation thereof and (ii) are not Environmental Liens,

          (j) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of any Borrower or any of its Restricted Subsidiaries, including rights of offset and setoff,

          (k) Liens securing Hedge Agreements relating to Indebtedness otherwise permitted under the Agreement,

          (l) intentionally omitted,

          (m) Liens securing the obligations under (i) the Altra Senior Credit Agreement and (ii) the Indenture and the Indenture Documents,

          (n) Liens securing the reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof to the extent such letters of credit are permitted to be incurred hereunder,

          (o) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations solely in respect of bankers' acceptances issued or created for the account of such Person in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods,

          (p) Liens on property consisting of a definitive agreement to dispose of such property in a Permitted Disposition,

          (q) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of any Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations, in each case incurred in the ordinary course of business,

          (r) leases, subleases, licenses or sublicenses granted by any Borrower or the Restricted Subsidiaries to third parties in the ordinary course of business and not interfering in any material respect with the ordinary course of the business of the Borrower and the Restricted Subsidiaries, and

          (s) Liens securing Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien that is a Permitted Lien under clause (a) through (r) of this definition, provided, however, that
(x) if there is any Refinancing Indebtedness in respect of the Indebtedness evidenced by the Senior Notes (or any Refinancing Indebtedness in respect thereof), any Lien permitted under this clause (s) shall only be permitted if such Lien is subordinated upon substantially the same terms and conditions as the Intercreditor Agreement, (y) such Liens are no less favorable to the Lender Group than the Liens in respect of the Indebtedness being refinanced, and (z) such Liens do not extend to or cover any property or assets of any Loan Party not securing the Indebtedness so refinanced.

          "Permitted Protest" means the right of any Borrower or any of its Restricted Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), rental payment, or other obligation, provided that (a) a reserve with respect to such obligation is established on any Borrower's or any of their respective Restricted Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by any Borrower or the Restricted Subsidiaries, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability or validity of any of the Agent's Liens.

          "Permitted Purchase Money Indebtedness" means, as of any date of determination, Purchase Money Indebtedness in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

          "Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "Plan" means (a) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is or was within the last six years maintained or sponsored by any Borrower or any of its Restricted Subsidiaries or to which any Borrower or any of its Restricted Subsidiaries has within the last six years made, or was obligated to make, contributions, (b) a Pension Plan, or (c) a Qualified Plan.

          "Projections" means Borrowers' forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent, unless otherwise noted therein, with Parent's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

          "Pro Rata Share" means, as of any date of determination:

          (a) with respect to a Lender's obligation to make the Term Loans and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the making of the Term Loans, the percentage obtained by dividing (y) such Lender's Commitment, by (z) the aggregate amount of all Lenders' Commitments, and (ii) from and after the making of the Term Loans, the percentage obtained by dividing (y) the principal amount of such Lender's portion of the Term Loans by (z) the principal amount of the Term Loans,

          (b) with respect to a Lender's obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, the percentage obtained by dividing (y) such Lender's Commitment, by (z) the aggregate Commitments of all Lenders, and

          (c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) such Lender's Commitment, by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender's Term Loans and LC Outstandings plus such Lender's ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit, by (B) the outstanding principal amount of all Term Loans and LC Outstandings plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

          "Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 180 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

          "Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers and their Restricted Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Accounts or Securities Accounts are the subject of Control Agreements and are maintained by branch offices of the banks or securities intermediaries located within the United States.

          "Qualified Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was within the last six years maintained or sponsored by any Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate or to which any Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate has within the last six years made or was obligated to make, contributions, and (b) that is intended to be tax-qualified under Section 401(a) of the IRC.

          "Real Property" means any fee estates in real property now owned or hereafter acquired by any Borrower or any of its Restricted Subsidiaries, together with all buildings, structures and the improvements thereto and all licenses, easements and appurtenances relating thereto, wherever located..

          "Real Property Collateral" means the Real Property identified on Schedule R-1 (as such Schedule may be amended or supplemented from time to time) and any Real Property hereafter acquired by any Borrower or any of its Restricted Subsidiaries.

          "Record" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

          "Refinancing Indebtedness" means any Indebtedness of any Loan Party issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, repay, prepay, redeem, retire or refund other Indebtedness of Borrower or any of its Restricted Subsidiaries; provided, that, other than with respect to the Obligations:

               (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased, repaid, prepaid, redeemed, retired or refunded (plus all accrued interest on such Indebtedness and the amount of all fees, expenses, premiums and defeasance costs incurred in connection therewith);

               (b) such Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, repaid, prepaid, redeemed, retired or refunded;

               (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, repaid, prepaid, redeemed, retired or refunded is subordinated in right of payment to the Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lender Group as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, repaid, prepaid, redeemed, retired or refunded; and

               (d) such Indebtedness is recourse solely to the Loan Parties which are obligated on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

          "Register" has the meaning specified therefor in Section 13.1(h).

          "Remedial Action" means all actions required by Governmental Authority or Environmental Law taken in response to a violation of Environmental Laws to
(a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

          "Replacement Lender" has the meaning specified therefor in Section 14.2(a).

          "Report" has the meaning specified therefor in Section 15.17.

          "Required Lenders" means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%.

          "Reserve Percentage" means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

          "Restricted Subsidiary" means any Subsidiary of Parent (including any Subsidiary formed or acquired after the Closing Date that is organized under the laws of a jurisdiction of the United States of America or any state, territory or subdivision thereof) other than the Unrestricted Subsidiaries.

          "Risk Participation Liability" means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an LC Obligation or otherwise, and (c) all accrued and unpaid interest, fees, and reasonable expenses payable with respect thereto.

          "S&P" has the meaning specified therefore in the definition of Cash Equivalents.

          "SEC" means the United States Securities and Exchange Commission and any successor thereto.

          "Securities Account" means a "securities account" (as that term is defined in the Code).

          "Security Agreement" means a security agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers and Guarantors to Agent.

          "Senior Notes" means the $270,000,000 aggregate principal amount of 9% Senior Secured Notes due 2011 issued by Altra Industrial as described in the Indenture (as amended by the Indenture Supplement).

          "Solvent" means, with respect to any Person on a particular date, that, such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

          "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

          "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns more than 50% of the shares of Stock having (without regard to any contingency) ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

          "Taxes" has the meaning specified therefor in Section 15.11.

          "Tender Offer" has the meaning specified therefor in the recitals to the Agreement.

          "Term Loan A" has the meaning set forth in Section 2.2(a).

          "Term Loan A Amount" means $6,805,000.

          "Term Loan B" has the meaning set forth in Section 2.2(b).

          "Term Loan B Amount" means $6,220,384.79.

          "Term Loans" has the meaning set forth in Section 2.2(b).

          "Trademark Security Agreement" has the meaning specified therefor in the Security Agreement.

          "Trustee" means the Bank of New York, N.A. in its capacity as Trustee and Collateral Agent under the Indenture.

          "Trust Funds" has the meaning specified therefor in Section 2.7(e).

          "Underlying Issuer" means a third Person which is the beneficiary of an L/C Undertaking and which has issued one or more of the Existing Letters of Credit for the benefit of Borrowers.

          "Underlying Letter of Credit" means a letter of credit that has been issued by an Underlying Issuer.

          "United States" means the United States of America.

          "Unrestricted Subsidiary" means any Subsidiary of Parent that is organized under the laws of a jurisdiction other than the United States of America or any state, territory or subdivision thereof.

          "Unsecured Indenture" means the Indenture dated as of February 8, 2006, by and among Altra Industrial, the domestic subsidiaries of Altra Industrial party thereto and The Bank of New York, as trustee, pursuant to which Altra Industrial has issued the Unsecured Notes.

          "Unsecured Notes" means the 11-1/4% Senior Notes due 2013 issued by Altra Industrial under the Unsecured Indenture.

          "Unsecured Note Documents" means the Unsecured Indenture, the Unsecured Notes, and all other documents, instruments and agreements executed or delivered by any of Altra Industrial and its Subsidiaries in connection therewith.

          "Voidable Transfer" has the meaning specified therefor in Section
16.6.

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

               (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

               (b) the then outstanding principal amount of such Indebtedness.

          "Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

          "WFF" means Wells Fargo Foothill, Inc., a California corporation.

                                                    MOSES & SINGER DRAFT--4/3/07

                                  SCHEDULE 3.1

     The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the reasonable satisfaction of Agent and each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

          (a) the Closing Date shall occur on or before April 5, 2007;

          (b) Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

               (i) a disbursement letter or funds flow statement regarding the extensions of credit to be made on the Closing Date, the form and substance of which is reasonably satisfactory to Agent,

               (ii) the Fee Letter,

               (iii) the Intercompany Subordination Agreement,

               (iv) the Intercreditor Agreement,

               (v) the Patent Security Agreement,

               (vi) the Security Agreement, together with all certificates representing the shares of Stock pledged thereunder except as provided in
Section 3.6(d), as well as Stock powers with respect thereto endorsed in blank, and

               (vii) the Trademark Security Agreement.

          (c) Agent shall have received a certificate from Parent's Secretary attesting that there exists no suit, action, investigation, or proceeding (judicial or administrative) pending or, to Parent's knowledge, threatened against any Loan Party or any of their respective Subsidiaries, which could reasonably be expected to result in a Material Adverse Change;

          (d) Agent shall have received a certificate from the Secretary of each Borrower (i) attesting to the resolutions of such Borrower's Board of Directors authorizing (x) its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party, (y) authorizing specific officers of such Borrower to execute the same and (ii) attesting to the incumbency and signatures of such specific officers of such Borrower;

          (e) Agent shall have received copies of each Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;

          (f) Agent shall have received a certificate of status with respect to each Borrower, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction (together with a bringdown certificate dated within 1 day of the Closing Date);

          (g) Agent shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

          (h) intentionally omitted;

          (i) Agent shall have received an opinion or opinions of Borrowers' counsel in form and substance reasonably satisfactory to Agent;

          (j) intentionally omitted;

          (k) Agent shall have completed its business, legal and collateral due diligence, the results of which shall be satisfactory to Agent;

          (l) Agent shall have received completed reference checks with respect to Borrowers' senior management, and any required Patriot Act compliance, the results of which are reasonably satisfactory to Agent in its sole discretion;

          (m) Agent shall have received a set of Projections for the 2 year period following the Closing Date (on a month-by-month basis for the first year and on a year by year basis for each year thereafter), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

          (n) Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

          (o) Agent shall have received Uniform Commercial Code, tax lien and litigation searches, the results of which shall be reasonably satisfactory to Agent;

          (p) Agent and its counsel shall be satisfied with the corporate structure of Parent and its Subsidiaries;

          (q) Borrowers and each of their respective Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrowers or their respective Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby that are required by law to be held or received;

          (r) Agent shall have received evidence (reasonably satisfactory to Agent) of the payment of the indebtedness under the M&T Facility, and termination of any and all security interests related thereto; and

          (s) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

                                  SCHEDULE 5.2

     Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly                               (a) an Account roll-forward with
                                 supporting details supplied from sales
                                 journals, collection journals, credit registers
                                 and any other records, and

                                      (b) Inventory system/perpetual reports
                                 specifying the cost and the wholesale market value of Borrowers' and their Subsidiaries'
                                 Inventory, by category, with additional detail showing additions to and deletions therefrom
                                 (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting).

Monthly (not later                    (c) a Borrowing Base Certificate,
than the 15th day of
each month)                           (d) a detailed aging, by total, of
                                 Borrowers' Accounts, together with a
                                 reconciliation and supporting documentation for
                                 any reconciling items noted (delivered
                                 electronically in an acceptable format, if
                                 Borrowers have implemented electronic
                                 reporting),

                                      (e) a detailed calculation of those
                                 Accounts that are not eligible for the
                                 Borrowing Base, if Borrowers have not
                                 implemented electronic reporting,

                                      (f) a detailed Inventory system/perpetual
                                 report together with a reconciliation to Borrowers' general ledger accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

                                      (g) a detailed calculation of Inventory
                                 categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

                                      (h) a summary aging, by vendor, of
                                 Borrowers' and their respective Restricted
                                 Subsidiaries' accounts payable and any book overdrafts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks,

                                      (i) a detailed report regarding Borrowers'
                                 and their respective Restricted Subsidiaries' cash and Cash Equivalents, including an indication of which amounts constitute
                                 Qualified Cash,

                                      (j) a monthly Account roll-forward, in a
                                 format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers' general ledgers,

                                      (k) proof of payment of Borrowers' and
                                 their respective Restricted Subsidiaries' applicable taxes, and

                                      (l) a detailed summary of Loan Parties'
                                 fixed assets reflecting the book value of Loan
                                 Parties' Real Property and Equipment.

Monthly (no later                     (m) a reconciliation of Accounts, trade
than the 30th day of             accounts payable, and Inventory of Borrowers'
each month)                      and their respective Restricted Subsidiaries'
                                 general ledger accounts to their monthly
                                 financial statements including any book
                                 reserves related to each category.

Quarterly                             (n) a report regarding Borrowers' and
                                 their respective Restricted Subsidiaries'
                                 accrued, but unpaid, ad valorem taxes.

Annually                              (o) a detailed list of Borrowers' and
                                 their respective Restricted Subsidiaries'
                                 customers, with address and contact
                                 information.

Promptly, and in any                  (p) if (i) any Borrower consigns any
event within 5 days              Inventory or sells any Inventory on bill and
after occurrence                 hold, sale or return, sale on approval, or
thereof                          other conditional terms of sale, (ii) such
                                 Inventory is included in the Borrowing Base
                                 immediately prior to the time of such
                                 consignment or sale, and (iii) the aggregate
                                 amount of such Inventory satisfying clauses (i)
                                 and (ii) above, after giving effect to any such
                                 consignment or sale, exceeds $100,000, then
                                 Administrative Borrower shall deliver notice
                                 thereof to Agent describing the Inventory so
                                 consigned or sold and shall deliver to Agent a
                                 pro forma Borrowing Base Certificate reflecting
                                 the reduction in the Borrowing Base resulting
                                 from such consignment or sale (unless Agent
                                 determines, in its Permitted Discretion, that
                                 such Inventory shall remain in the Borrowing
                                 Base), and

                                      (q) if (i) any Borrower or Restricted
                                 Subsidiary stores any Inventory or Equipment with a bailee, warehouseman or similar party,
                                 (ii) such Inventory or Equipment is included in the Borrowing Base immediately prior to the time of such storage with a bailee, warehouseman or similar party, and (iii) the aggregate amount of such Inventory and/or
                                 Equipment satisfying clauses (i) and (ii) above, after giving effect to any such storage with a bailee, warehouseman or similar party, exceeds $100,000, then Administrative Borrower shall deliver notice thereof to Agent describing the Inventory or Equipment so stored with a bailee, warehouseman or similar party and shall deliver to Agent a pro forma
                                 Borrowing Base Certificate reflecting the reduction in the Borrowing Base resulting from such storage with a bailee, warehouseman or similar party (unless Agent determines, in its Permitted Discretion, that such Inventory or Equipment shall remain in the Borrowing Base).

Upon request by Agent                 (r) such other reports as to the
                                 Collateral or the financial condition of
                                 Borrowers and their respective Restricted
                                 Subsidiaries, as Agent may reasonably request.

                                                    MOSES & SINGER DRAFT--4/3/07

                                  SCHEDULE 5.3

     Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent:

Monthly (not later than 30       (a) an unaudited consolidated and consolidating
days after the end of each       balance sheet, income statement, and statement
month)                           of cash flow covering Parent's and its
                                 Subsidiaries' operations during the prior
                                 month, and

                                 (b) a Compliance Certificate.

Quarterly (not later than 60     (c) an unaudited consolidated and consolidating
days after the end of each       balance sheet, income statement, and statement
fiscal quarter of Parent)        of cash flow covering Parent's and its
                                 Subsidiaries' operations during the prior
                                 fiscal quarter and during the period commencing
                                 on the first day of the applicable fiscal year
                                 and ending on the last day of the prior
                                 quarter,

                                 (d) a Compliance Certificate, and

                                 (e) to the extent not delivered pursuant to clause (i) or (j) below, copies of Material
                                 Contracts entered into since the delivery of the previous Compliance Certificate, together with any material amendments to any existing
                                 Material Contracts entered into since the delivery of the previous Compliance
                                 Certificate.

Annually (not later than 90      (f) consolidated and consolidating financial
days after the end of each of    statements of Parent and its Subsidiaries for
Parent's fiscal years)           each such fiscal year, certified by the chief
                                 financial officer of Parent to have been
                                 prepared in accordance with GAAP (such
                                 financial statements to include a balance
                                 sheet, income statement, and statement of cash
                                 flow and, if prepared, such accountants' letter
                                 to management), and

                                 (g) a Compliance Certificate.

Annually (not later than 15      (h) copies of Borrowers' Projections, in form
days after the start of each     and substance (including as to scope and
of Parent's fiscal years)        underlying assumptions) satisfactory to Agent,
                                 in its Permitted Discretion, for the
                                 forthcoming fiscal year, quarter by quarter,
                                 certified by the chief financial officer of
                                 Parent as being such officer's good faith
                                 estimate of the financial performance of
                                 Borrowers during the period covered thereby.

If and when filed by any         (i) Form 10-Q quarterly reports, Form 10-K
Borrower,                        annual reports, and Form 8-K current reports,

                                 (j) any other filings made by any Borrower with the SEC (and, to the extent not included in any such filings, Borrowers shall promptly provide
                                 Agent with true and complete copies of any and all material documents delivered to any Person pursuant to, or in connection with, the Acquisition Documents and the Indenture
                                 Documents), and

                                 (k) any other information that is provided by any Borrower to its shareholders generally.

Promptly, but in any event       (l) notice of such event or condition and a
within 5 days after any          statement of the curative action that Borrowers
Borrower or any of its           propose to take with respect thereto.
Subsidiaries has knowledge of
any event or condition that
constitutes a Default or an
Event of Default,

Promptly after the               (m) notice of all actions, suits, or
commencement thereof, but in     proceedings brought by or against Parent, any
any event within 5 days after    Borrower or any of their respective Restricted
the service of process with      Subsidiaries before any Governmental Authority
respect thereto on Parent, any   which reasonably could be expected to result in
Borrower or any of their         a Material Adverse Change.
respective Restricted
Subsidiaries,

upon the request of Agent,       (n) any other information reasonably requested
                                 relating to the financial condition of
                                 Borrowers or their respective Restricted
                                 Subsidiaries.